UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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S&T Bancorp, Inc.
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S&T Bancorp, Inc.

800 Philadelphia Street

Indiana, Pennsylvania 15701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 20, 2013

To the Shareholders of

S&T Bancorp, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of S&T Bancorp, Inc. (“S&T”) will be held on May 20, 2013, at 10:00 a.m. Eastern Time, at the S&T Training and Support Center, located at 355 North Fifth Street, Indiana, Pennsylvania 15701, for the purpose of considering and voting on the following matters:

1.	The election of fourteen directors to serve a one-year term until the next annual meeting of shareholders and until their respective successors are elected and qualified;

2.	To ratify the selection of KPMG LLP as an independent registered public accounting firm for the fiscal year 2013;

3.	To approve a non-binding advisory proposal on the compensation of S&T’s executive officers; and

4.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 22, 2013 are entitled to notice of and to vote at such meeting or any adjournment thereof.

By Order of the Board of Directors,

Ernest J. Draganza Secretary

Indiana, Pennsylvania

April 8, 2013

IMPORTANT

YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED IN THIS PROXY STATEMENT, FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS AN INDEPENDENT REGISTERED ACCOUNTING FIRM FOR FISCAL YEAR 2013, AND FOR THE NON-BINDING ADVISORY PROPOSAL ON THE COMPENSATION OF S&T’S EXECUTIVE OFFICERS.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON May 20, 2013

The Securities and Exchange Commission (the “SEC”) adopted the Notice and Access rule, whereby corporate issuers must make proxy materials available on a public website, and may choose to send a Notice of Internet Availability of Proxy Materials (“Notice”) in place of the complete proxy package. For our 2013 Annual Meeting, to save significant printing and mailing expenses, S&T mailed a Notice to all shareholders, who had not previously elected to receive their proxy materials through the mail, to inform them of the electronic availability of the proxy materials 40 days in advance of the Annual Meeting.

S&T’s Proxy Statement for the 2013 Annual Meeting of Shareholders and S&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are available at http://proxyvote.com.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process is commonly referred to as “householding.”

S&T has implemented “householding” in an effort to reduce the number of duplicate mailings to the same address. This process benefits both shareholders and S&T, because it eliminates unnecessary mailings delivered to your home and helps to reduce S&T’s expenses. “Householding” is not being used, however, if S&T has received contrary instructions from one or more of the shareholders sharing an address. If your household has received only one annual report and one proxy statement, S&T will deliver promptly a separate copy of the annual report and the proxy statement to any shareholder who contacts S&T’s transfer agent, American Stock Transfer & Trust Company (“AST”), by calling their toll-free number, 1-800-937-5449, or by mail to the attention of the Operations Center at 6201 15th Avenue, Brooklyn, NY 11219. You can also notify S&T that you would like to receive separate copies of S&T’s annual report and proxy statement in the future by calling AST. Even if your household has received only one annual report and one proxy statement, S&T will continue to send a separate proxy card for each shareholder residing at your address. Please note, however, that if you also hold shares of S&T in “street name” (e.g., in a brokerage account or retirement plan account) you may continue to receive duplicate mailings.

Each proxy card should be signed, dated and returned in the enclosed self-addressed envelope. If your household has received multiple copies of S&T’s annual report and proxy statement, you can request the delivery of single copies in the future by calling AST, as instructed above, or your broker, if you hold the shares in “street name.”

For our 2014 Annual Meeting, you can help us save significant printing and mailing expenses by consenting to access our proxy materials and Annual Report electronically via the Internet. If you hold your shares in your own name (instead of “street name” through a bank, broker or other nominee), you can choose this option by following the prompts for consenting to electronic access, if voting by telephone, or by following the instructions at the Internet voting website at www.proxyvote.com, which has been established for you to vote your shares for the meeting. If you choose to receive your proxy materials and Annual Report electronically, then prior to next year’s Annual Meeting you will receive notification when the proxy materials and Annual Report are available for on-line review via the Internet, as well as the instructions for voting electronically via the Internet. Your choice for electronic distribution will remain in effect until you revoke it by sending a written request to AST at the Operations Center at 6201 15th Avenue, Brooklyn, NY 11219. If you hold your shares in “street name” through a bank, broker or other nominee, you should follow the instructions provided by that entity if you wish to access our proxy materials electronically via the Internet.

S&T BANCORP, INC.

2013 PROXY STATEMENT

S&T BANCORP, INC.

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD May 20, 2013

INTRODUCTION

This Proxy Statement is being furnished to shareholders of S&T Bancorp, Inc. (“S&T”) in connection with the solicitation of proxies by the Board of Directors of S&T (the “S&T Board”) for use at the Annual Meeting of Shareholders, and any adjournments thereof, to be held at the time and place set forth in the accompanying notice (“Annual Meeting”). This Proxy Statement is being mailed to shareholders on or about April 8, 2013.

At the Annual Meeting, shareholders of S&T will be asked to elect fourteen directors of S&T to serve a one-year term, to approve the ratification of the selection of KPMG LLP as an independent registered public accounting firm for the fiscal year 2013, and to approve a non-binding advisory proposal on the compensation of S&T’s executive officers.

All shareholders are urged to read this Proxy Statement carefully and in its entirety.

MEETING INFORMATION

Date, Time and Place

The Annual Meeting will be held on May 20, 2013, at 10:00 a.m. Eastern Time at the S&T Training and Support Center, located at 355 North Fifth Street, Indiana, Pennsylvania.

Record Date, Voting Rights

The securities that can be voted at the Annual Meeting consist of shares of common stock of S&T, par value $2.50 per share (“Common Stock”), with each share entitling its owner to one vote on all matters. Only holders of the Common Stock at the close of business on March 22, 2013 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. There were 3,398 record holders of the Common Stock and 29,729,548 shares of Common Stock outstanding as of the Record Date.

A quorum is required for the transaction of business at the Annual Meeting. A “quorum” is the presence at the meeting, in person or represented by proxy, of the holders of the majority of the outstanding shares of Common Stock. Abstentions are counted for purposes of determining the presence or the absence of a quorum, but are not considered a vote cast under Pennsylvania law. Abstentions will not affect the outcome of a vote on a particular matter. Shares held by brokers in street name and for which the beneficial owners do not vote on a particular proposal because the brokers do not have discretionary voting power and have not received instructions from the beneficial owners to vote on that item are called “broker non-votes.” Brokers and banks have discretionary authority to vote shares in absence of instructions considered “routine,” such as the ratification of the appointment of the auditors. They do not have discretionary authority to vote shares in absence of instructions on “non-routine” matters, such as the election of directors and the advisory vote on the approval of executive compensation. Broker non-votes are counted to determine if a quorum is present, but are not considered a vote cast under Pennsylvania law. Broker non-votes will not affect the outcome of a vote on a particular matter.

The director nominees will be elected by a plurality of the votes cast at the Annual Meeting, which means that the fourteen nominees receiving the most votes will be elected. A withheld vote on any nominee will not affect the voting results. The ratification of the selection of KPMG LLP as an independent registered accounting firm for fiscal year 2013 and the non-binding advisory proposal on the compensation of S&T’s executive officers require the affirmative vote of a majority of the votes cast at the Annual Meeting on the item to be approved.

Voting and Revocation of Proxies

If the appropriate enclosed form of proxy is properly executed and returned to S&T in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted “FOR ALL” the director nominees proposed by the S&T Board, which are presented in this Proxy Statement, “FOR” the ratification of the selection of KPMG LLP as an independent registered accounting firm for fiscal year 2013, and “FOR” the non-binding advisory proposal on the compensation of S&T’s executive officers. Except for procedural matters incident to the conduct of the Annual Meeting, S&T does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies in their discretion on such matters as recommended by a majority of the S&T Board.

The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder’s proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of S&T a written notice of revocation, by delivering to S&T a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Solicitation of Proxies

The cost of soliciting proxies in the form enclosed herewith will be borne by S&T. In addition to the solicitation of proxies by mail, S&T has engaged AST Phoenix Advisors to help solicit proxies for the Annual Meeting, and will pay AST Phoenix Advisors $7,000, plus its out-of-pocket expenses, for the solicitation of proxies. S&T may also solicit proxies personally or by telephone, through its directors, officers and regular employees. S&T also will request persons, firms and corporations holding shares of Common Stock in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

Internet Availability of Proxy Materials

S&T’s Proxy Statement for the 2013 Annual Meeting of Shareholders and S&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, are available at http://proxyvote.com.

BENEFICIAL OWNERS OF S&T COMMON STOCK

Under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to S&T to be deemed to be a beneficial owner of 5% or more of Common Stock as of December 31, 2012 and S&T has relied solely on information provided in the public filings made by the holders below:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	BlackRock Inc.	2,312,134	(1)	7.78%
	40 East 52nd Street
	New York, NY 10022
Common Stock	The Vanguard Group, Inc.	1,695,342	(2)	5.70%
	100 Vanguard Blvd.
	Malvern, PA 19355

(1)	According to its Schedule 13G filed with the SEC on February 8, 2013, BlackRock, Inc. has sole dispositive power and sole voting power for 2,312,134 of these shares. The percentage of ownership is calculated as of the filing date of the Schedule 13G.
(2)	According to its Schedule 13G filed with the SEC on February 11, 2013, The Vanguard Group, Inc. has sole dispositive power for 1,653,989 shares and shared dispositive voting power for 41,353 shares. The number of shares Vanguard Group, Inc has sole power to vote or direct to vote is 42,453. The percentage of ownership is calculated as of the filing date of the Schedule 13G.

S&T is not aware of any other person who beneficially owns more than 5% of any class of securities of S&T other than those listed above.

BENEFICIAL OWNERSHIP OF S&T COMMON STOCK BY DIRECTORS AND OFFICERS

The following table sets forth, as of March 22, 2013, the amount and percentage of Common Stock beneficially owned by each director, each nominee for director and each of the Named Executive Officers (as defined below) of S&T, as well as the directors and executive officers of S&T as a group. Unless otherwise indicated, all persons listed below have sole voting and investment power of all shares of Common Stock. The business address of each of S&T’s directors and officers is 800 Philadelphia Street, Indiana, Pennsylvania 15701.

Name	Shares of Common Stock Beneficially Owned(1)	Percent Owned
David G. Antolik	41,788	*
John N. Brenzia	14,166	*
Todd D. Brice	110,523	*
John J. Delaney	73,936	*
Michael J. Donnelly	30,933	*
William J. Gatti	28,752	*
Jeffrey D. Grube	24,889	*
Edward C. Hauck	47,716	*
Frank W. Jones	30,482	*
Joseph A. Kirk	68,591	*
Mark Kochvar	52,678	*
David L. Krieger	41,377	*
James C. Miller	106,069	*
Fred J. Morelli, Jr.	371	*
Frank J. Palermo, Jr.	10,553	*
Alan Papernick	31,764	*
David P. Ruddock	66,396	*
Charles A. Spadafora	76,088	*
Christine J. Toretti	26,205	*
Charles G. Urtin	21,843	*
All current directors and executive officers as a group (28 persons)	1,027,283	3.42%

(1)

May include shares held by spouse, other family members, as trustee or through a corporation. Includes shares issuable upon the exercise of nonstatutory stock options exercisable within 60 days of March 22, 2013: Mr. Antolik, 23,250 shares; Mr. Brice, 35,000 shares; Mr. Delaney, 7,500 shares; Mr. Donnelly, 7,500 shares; Mr. Gatti, 7,500 shares; Mr. Grube, 7,500 shares; Mr. Hauck, 27,000 shares; Mr. Jones, 7,500 shares; Mr. Kirk, 7,500 shares; Mr. Kochvar, 19,500 ; Mr. Krieger, 27,000 shares; Mr. Miller, 45,000 shares; Mr. Papernick, 7,500 shares; Mr. Ruddock, 30,000 shares; Mr. Spadafora, 7,500 shares; Ms. Toretti, 7,500 shares; and all current directors and executive officers as a group, 319,250 shares. Mr. Brice disclaims beneficial ownership of 1,475 shares that are directly owned by his spouse. Mr. Miller disclaims beneficial ownership of 17,760 shares that are directly owned by his spouse. Mr. Papernick disclaims beneficial ownership of 16,512 shares held in trust for his grandchildren with his spouse as trustee.
*	Less than 1% of the outstanding Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires S&T’s directors and executive officers, and persons who own more than 10% of S&T’s stock, to report to the SEC certain of their transactions with respect to S&T’s Common Stock. The SEC reporting rules require that changes in beneficial ownership generally be reported on Form 4 within two business days after the date on which the change occurs. A Form 3 to report stock holdings in S&T must be filed within ten days of when a director, executive officer or person who owns more than 10% of S&T’s stock becomes subject to Section 16(a) of the Exchange Act.

Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were filed in a timely manner, with the exception of the following: Forms 4 for forfeiture of restricted shares of S&T Common Stock by Directors Rebich and Milano due to retirement and resignation, respectively, from the S&T Board; and Forms 4 for Directors Spadafora and Toretti due to acquiring S&T Common Stock as a result of the mergers of Gateway Bank and Mainline Bank, respectively, during 2012. All of the aforementioned late filings were inadvertent.

PROPOSAL 1—ELECTION OF DIRECTORS

General

The By-laws of S&T provide that the number of directors constituting the S&T Board will consist of not less than 12 nor more than 25, with the exact number to be fixed and determined from time to time by resolution of a majority of the S&T Board. Currently, the S&T Board has fixed the number of directors at 16; however, the number will be fixed at 14, when Directors Brenzia and Papernick retire immediately following the Annual Meeting.

The nominees were each recommended by our Nominating and Corporate Governance Committee (the “Nominating Committee”). Each director nominee will serve a one-year term. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the S&T Board. There are no family relationships between or among any of our directors, executive officers or persons nominated or chosen to become a director or executive officer, except that Director Delaney’s son is married to Director and CEO Brice’s sister. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

Set forth below is a brief description of the principal occupation and business experience of each of our nominees for director, as well as the summary of our views as to the qualifications of each nominee and continuing director to serve on the S&T Board and each board committee of which he or she is a member. Our views are informed not only by the current and prior employment and educational background of our directors, but also by the S&T Board’s experience in working with their fellow directors. Certain nominees and continuing directors have 20 or more years of experience on the S&T Board. Accordingly, the S&T Board has had significant experience with the incumbent directors and has had the opportunity to assess the contributions that the directors have made to the board as well as their industry knowledge, judgment and leadership capabilities.

Director Nominees to be Elected at the 2013 Annual Meeting:

Todd D. Brice, 50, has been a director of S&T since 2005. Mr. Brice has been President and Chief Executive Officer of S&T and S&T Bank since 2008 and was formerly President and Chief Operating Officer of S&T and S&T Bank from 2004 until 2008 and Executive Vice President of Commercial Lending at S&T and S&T Bank from 2002 until 2004. With 28 years of banking experience, including nine years of senior management experience at S&T, we believe that Mr. Brice’s deep industry knowledge and his expertise in our operations, commercial lending and corporate strategy provides the S&T Board with significant insight across a broad range of issues critical to our business. As our Chief Executive Officer, Mr. Brice provides unique insight to the S&T Board regarding our day-to-day operations, customer information, competitive intelligence, general trends in national and local banking and issues regarding our financial results.

John J. Delaney, 71, has served as a director of S&T since 1987 and is a member of the Compensation and Benefits Committee and the Nominating Committee. Mr. Delaney has been the President of Delaney Chevrolet, Inc. since 1971 and President of Riehle Chevrolet, Inc. d/b/a Star Chevrolet, Nissan, Volvo since 1983. We believe that Mr. Delaney’s 42 years of experience in the retail auto industry provides the S&T Board with important experience regarding consumer lending and loan risk management. Mr. Delaney’s extensive board experience during his career, including his service as a director of the board of the Indiana Chamber of Commerce, the Indiana Industrial Development Authority and the Indiana County Airport Authority Board, affords him valuable insight into the local business community. His management experience and board service, along with his deep experience as a long-standing member of the S&T Board, also qualify him to serve on our Compensation and Benefits Committee and our Nominating Committee. We also believe that his experience operating a series of auto dealerships provides the Compensation and Benefits Committee with experience regarding motivating our executive team through our various compensation plans and policies.

Michael J. Donnelly, 55, has served as a director of S&T since 2001 and is a member of the Compensation and Benefits Committee and the Nominating Committee. Mr. Donnelly has been President of Indiana Printing and Publishing Company, Inc. since 1993. We believe that Mr. Donnelly’s deep experience in managing and operating a local business provides the S&T Board with valuable insight into the issues addressing our local corporate and consumer borrowers. His experience in developing appropriate compensation for the executives and senior management of his company qualifies him to serve on our Compensation and Benefits Committee, and his experience on the S&T Board, as well as his management experience with a large publicly traded corporation, provides him with a solid background for service on our Nominating Committee.

William J. Gatti, 71, has been a director of S&T since 1993. Mr. Gatti is the owner of Gatti Medical Supply, Inc., a medical distribution company, and has served as the chief executive officer of Gatti LTC Pharmacy, a long term care provider, and was the founder and former chief executive officer and chairman of Millennium Pharmacy Systems, Inc., a long term care provider, from 2003 until 2008. He was also the owner and operator of Gatti Retail Pharmacy. We believe that Mr. Gatti’s experience in the medical industry offers valuable perspective and significant expertise to the S&T Board, and provides the S&T Board with a strategic outlook and management experience into operations and lending opportunities in the medical and medical care industries.

Jeffrey D. Grube, 59 has served as a director of S&T since 1997 and is Chairman of the Compensation and Benefits Committee and a member of the Audit Committee. Mr. Grube has served as President of B.F.G. Electroplating and Manufacturing Company as well as B.F.G. Manufacturing Service, Inc. since 1990. Mr. Grube’s career as an executive in the manufacturing industry includes financial and engineering experience. His extensive experience working with small and medium-sized businesses provides the S&T Board with valuable experience regarding potential borrowers and customers, customer relations, lending issues and credit risk. Mr. Grube also served as a director on the board of a privately held company that supplies compliance products to lending solutions. Mr. Grube’s executive and board experience in the manufacturing sector and experience with financial institutions allow him to bring relevant insight regarding regulatory and financial compliance issues to the S&T Board, including the Audit Committee and the Compensation and Benefits Committee.

Frank W. Jones, 68, has served as a director of S&T since 1997 and is Chairman of the Nominating Committee and a member of the Audit Committee. Mr. Jones is an attorney and has been practicing independently in Allegheny County since 1970. Mr. Jones joined the S&T Board following the acquisition of People’s Bank of Unity, a regional financial institution, where he served on the board of directors. Mr. Jones assisted the S&T Board with integration and strategic issues following the acquisition. Mr. Jones’ legal practice, which focuses on estate administration and estate litigation, allows him to provide valuable insight to the S&T Board specifically with respect to our Wealth Management division, including on such issues as customer acquisition, marketing, strategic considerations, compliance and legal risk. We believe that Mr. Jones’ experience as a director of a similar bank to S&T, together with his legal experience as it relates to one of our core businesses and his 15 years of experience on the S&T Board, qualifies him to serve as a director and serve on our Audit Committee and Nominating Committee.

Joseph A. Kirk, 73, has served as director of S&T since 1993 and is Chairman of the Audit Committee and a member of the Compensation and Benefits Committee. Mr. Kirk has been President of Beaver Meadow Creamery, Inc. since 1975 and has served as chief executive officer and chairman of the board since 1992. Mr. Kirk’s experience leading Beaver Meadow and his career in manufacturing provide valuable insight to the S&T Board regarding their corporate customer base, lending issues and credit risk. We believe that his experience as chief executive officer also provides the Compensation and Benefits Committee with insight and perspective regarding motivating our executive team through our various compensation plans and policies, and his experience with Beaver Meadow’s financial matters adds broad experience to our Audit Committee.

David L. Krieger, 69, has served as a director of S&T since 2007. Mr. Krieger is retired but was formerly Senior Executive Vice President and Commercial Lending Group Manager of S&T and S&T Bank. We believe that Mr. Krieger’s 24 years of experience at S&T, including leading our commercial lending group, adds valuable experience to the S&T Board. Mr. Krieger has deep knowledge of our lending practices and our customer base, and his commercial lending experience, both at S&T and at his prior employer, provides the S&T Board with significant operational insights regarding credit risk.

James C. Miller, 67, has been Chairman of S&T and S&T Bank since 2004 and a director since 1993. Mr. Miller is retired but was formerly Chief Executive Officer of S&T and S&T Bank from 1998 until 2008 and President of S&T and S&T Bank from 1993 until 2005. We believe that Mr. Miller’s banking experience, including 39 years with S&T or a bank acquired by S&T and his service as our former chief executive officer, provides him with a unique perspective of our business, including our markets, customer base, senior management, key employees, potential customers, and operations and finances, and qualifies him to serve on the S&T Board.

Fred J. Morelli, 61, has served as a director since January 2013 and has been the owner of Morelli Business Advisors since 2002. Mr. Morelli also has served as vice president of finance and director for Consumers Produce, a company that procures and sells produce, since 2011. Previously, Mr. Morelli has held chief executive officer, president, and director positions at wealth management and accounting firms in Pittsburgh. Mr. Morelli’s experience serving as a consultant for business owners seeking strategic solutions and as an executive and director provides valuable strategic and operational insights to the S&T Board.

Frank J. Palermo, 60, has served as a director since January 2013 and is a member of the Audit Committee. Mr. Palermo is a Certified Public Accountant and a Certified Valuation Analyst, and has been the owner of Palermo/Kissinger & Associates, P.C. since 1983. During the last eight years, Mr. Palermo played an integral role in forming Gateway Bank of Pennsylvania (“Gateway”), where he served as chairman of the audit committee from its inception through the date S&T acquired Gateway in August 2012. Mr. Palermo’s career also includes 34 years in public accounting and four years as a vice president and controller at a community bank. We believe that Mr. Palermo’s background in accounting and finance, as well as his prior bank audit committee experience, brings a valuable perspective to the S&T Board both with respect to accounting, financial and strategic aspects of S&T’s business and to the Audit Committee on which he serves as “audit committee financial expert.”

Charles A. Spadafora, 71, has been a director of S&T since 1987 and is a member of the Compensation and Benefits Committee. Mr. Spadafora has been President of Colonial Motor Mart since 1975, President of Colonial Toyota since 1989, and President of Indiana Colonial Nissan d/b/a Mark Arbuckle Nissan since 2008. Mr. Spadafora has over 40 years of business experience in both small and large enterprises, with extensive business experience and involvement as a community leader in a large portion of the markets in which S&T operates. We believe Mr. Spadafora’s over 20 years of service as a director of S&T and his decades of extensive involvement in communities which we serve provide the S&T Board with valuable perspective on the issues facing S&T and insight into the markets we serve, and assist our Compensation and Benefits Committee in developing our compensation policies and practices in order to secure talented employees, management and directors.

Christine J. Toretti, 56, has been a director of S&T since 1984 and is a member of the Nominating Committee. Ms. Toretti has been the President of Palladio, LLC since 2011 and was the chairman and chief executive officer of S.W. Jack Drilling Company from 1990 through 2010, a partner in C&N Company, a gas driller and production company since 1971 and the President of The Jack Company since 1988. Ms. Toretti’s deep industrial and energy experience provides the S&T Board with a strategic outlook regarding lending and other commercial opportunities in these sectors, and her experience of leading a family business allows her to offer the S&T Board valuable management perspective and credit risk assessment with respect to our industrial and oil and gas borrowers.

Charles G. Urtin, 66, has been Vice Chairman of S&T and S&T Bank since 2008. Mr. Urtin is retired but was formerly president and chief executive officer of IBT Bancorp, Inc. and Irwin Bank. We believe that Mr. Urtin’s 40 years of banking experience, including serving as chief executive officer of IBT Bancorp and Irwin Bank, provides the S&T Board with valuable industry, strategic, financial and operational insight, and his long-standing presence as a leader of a regional bank operating in our geographic market assists the S&T Board with customer acquisition, credit risk analysis and loan portfolio management. Mr. Urtin has assisted the S&T Board with transition and integration issues following our acquisition of IBT Bancorp in 2008.

Board Recommendation

THE S&T BOARD RECOMMENDS A VOTE “FOR ALL” OF THE NOMINEES.

CORPORATE GOVERNANCE

Director Independence

The S&T Board determines annually that a majority of directors serving on the S&T Board are independent as defined in the NASDAQ listing standards. In 2012, the S&T Board also considered all direct and indirect transactions described in “Transactions with Related Parties” and “Compensation Committee Interlocks and Insider Participation” in determining whether the director is independent. Finally, the S&T Board considered whether a director has any other material relationships with S&T and concluded that none of these directors has a relationship that impairs the director’s independence. There were no other related party transactions other than those described in the aforementioned sections of this Proxy Statement. The Nominating Committee has the delegated responsibility to evaluate each director’s qualifications for independence for the S&T Board and for the committees of the S&T Board. Following review of the objective measures, the Nominating Committee and S&T Board also consider on a subjective basis each director’s personal, familial and/or business relationships, regardless of dollar amount.

On March 18, 2013, the S&T Board determined the following 14 directors are independent under the NASDAQ listing rules: Mr. Brenzia, Mr. Delaney, Mr. Donnelly, Mr. Grube, Mr. Jones, Mr. Kirk, Mr. Krieger, Mr. Miller, Mr. Morelli, Mr. Palermo, Mr. Papernick, Mr. Spadafora, Ms. Toretti and Mr. Urtin. As discussed below, all members of the Compensation and Benefits Committee and the Nominating Committee are independent under the NASDAQ rules. In addition, the S&T Board determined that each of the members of the Audit Committee are independent under applicable SEC and NASDAQ rules.

Board and Committee Meetings

The S&T Board has implemented a formal policy that strongly encourages director attendance at the annual meeting of shareholders. In 2012, all of S&T’s directors attended the annual meeting of shareholders. Independent members of the S&T Board meet at least twice per year in regularly scheduled executive sessions with an independent lead director presiding over all executive sessions.

During 2012, the S&T Board held 17 board meetings, with the following number of meetings held by the S&T Board committees: Audit, 4; Compensation and Benefits, 7; Directors Credit Risk, 12; Nominating and Corporate Governance, 7; and Wealth Management Oversight, 4. All directors attended at least 75% of the total number of meetings of the S&T Board and committees held during 2012.

Board Structure; Separate Roles of Chairman and Chief Executive Officer

There are currently 16 directors comprising the S&T Board. The number, however, will be reduced to 14, when Directors Brenzia and Papernick retire immediately following the Annual Meeting. The S&T Board has established five committees: Audit, Compensation and Benefits, Directors Credit Risk, Nominating and Corporate Governance, and Wealth Management Oversight.

The S&T Board believes that, as part of our efforts to embrace and adopt good corporate governance practices, different individuals should hold the positions of Chairman of the Board and Chief Executive Officer (“CEO”) to aid in the S&T Board’s oversight of management. The S&T Board believes that separation of the roles of Chairman and CEO is the best governance model for S&T and its shareholders at this time. Under this model, our Chairman, a non-executive position, can devote his attention to assuring that S&T has the proper governance controls in place, that the S&T Board is properly structured from the standpoints of membership, size and diversity, and that management has the support it needs from the S&T Board to carry out our strategic priorities. The CEO, relieved of the duties normally performed by the Chairman, is free to focus his entire attention on growing and strengthening the business.

The duties of the non-executive Chairman of the Board include:

•	presiding over all meetings of the S&T Board;

•	preparing the agenda for S&T Board meetings with the Corporate Secretary and in consultation with the CEO, and other members of the S&T Board;

•	ensuring the S&T Board fulfills its role in overseeing and monitoring management and operations of S&T and protecting the interests of S&T and its shareholders;

•	ensuring the S&T Board receives timely, accurate and complete information and the decision time necessary to make informed judgments;

•	assigning tasks to the appropriate committees of the S&T Board;

•	establishing a relationship of trust with the CEO, providing advice and counsel while respecting the executive responsibilities of the CEO;

•	promoting effective relationships and open communication, both inside and outside the boardroom, between senior management and the S&T Board;

•	communicating the S&T Board’s evaluation of the CEO’s annual performance together with the Compensation and Benefits Committee Chairperson; and

•	presiding over all meetings of shareholders.

We believe that the S&T Board, the S&T Board committees as presently constituted and the leadership structure of the S&T Board enables the S&T Board to fulfill its role in overseeing and monitoring the management and operations of S&T and protecting the interests of S&T and its shareholders.

The S&T Board’s Role in Risk Oversight

Role of the S&T Board

The S&T Board oversees an enterprise-wide approach to risk management (“ERM”), designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance shareholder value. The S&T Board regularly discusses with our Chief Risk Officer (the “CRO”) our major risk exposures, their potential impact on S&T, and the steps we take to manage them. A fundamental part of risk management is not only understanding the risks a company faces in its current and future activities and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for a regional full-service financial institution, particularly as a result of recent legislative and regulatory changes. Under ERM, our business unit managers will identify and quantify the levels and types of inherent risk within their areas of responsibility, as well as consider the appropriateness of existing risk responses and controls for mitigating risks, based upon a standard definition of risk and risk mitigation established by the Risk Management Committee. By utilizing a comprehensive and standardized view of the nature and level of risk for which we are exposed to and the interaction of the various risk components identified in our ERM program, we are better able to assess and manage our risk and react to uncertainties.

Currently, the S&T Board administers its risk oversight function directly and through the Audit Committee, the Compensation and Benefits Committee (the “Compensation Committee”), the Directors Credit Risk Committee (the “DCR Committee”) and the Risk Management Committee (a management-level committee).

Pursuant to the terms of our Audit Committee charter, the CRO is accountable to both the Audit Committee and our CEO. The Audit Committee reviews and approves the appointment, replacement or dismissal of the CRO, and discusses the organizational structure and staffing regarding risk management, internal controls and regulatory compliance. In 2010, the Audit Committee engaged an independent consulting firm to provide a comprehensive approach to assisting the CRO in further developing an effective ERM process and environment that links corporate strategy and risk management.

The CRO, as the administrator of the ERM program, regularly meets with management, including the CEO, to discuss our various primary areas of risk identified as part of the ERM program, including credit matters and risks related to our loan portfolio; liquidity and market risks; legal, regulatory and compliance risks; and operational, information technology, reputation and strategic risks. As necessary, the Audit Committee meets with the CRO to discuss and analyze risks to S&T without management present. The CRO makes a quarterly ERM presentation to the S&T Board and regularly reports on corporate governance, compliance and risk-related matters at other S&T Board meetings.

The Audit Committee also is responsible for monitoring our compliance risk with respect to regulatory and legal matters, and also focuses on financial risk, including internal controls. The Audit Committee annually reviews and evaluates our internal audit function and meets with our Chief Audit Executive (“CAE”) to review and assess internal audit risks including executive sessions without management present.

Our Risk Management Committee, which is comprised of members of our senior management, including the CRO, CEO, Chief Financial Officer, Chief Operating Officer, Chief Credit Officer, Chief Banking Officer, CAE and Chief Lending Officer, meets quarterly to discuss the risk exposures of the enterprise, reviews changes to those exposures based on internal and external events, takes action to manage and mitigate such risks, discusses significant policy changes and new products/services and reviews ERM reports before presentation to the S&T Board. The Audit Committee receives information from the CRO regarding activities of the Risk Management Committee including meeting minutes, oversees management’s implementation and enforcement of S&T’s risk management policies, procedures and guidelines including adherence to the risk assessment methodology process and documentation thereof, and reviews outstanding management action plans for risk remediation including regulatory examination matters.

The Compensation Committee is responsible for assessing and mitigating risks associated with S&T’s compensation practices, both with respect to S&T’s Named Executive Officers (as further defined and described in the Compensation Discussion and Analysis section of this Proxy Statement) and its employees generally. The Compensation Committee reviews the incentive compensation arrangements for S&T’s Named Executive Officers with the CRO to ensure that the compensation arrangements do not encourage the Named Executive Officers to take unnecessary and excessive risks that threaten the value of S&T. The Compensation Committee meets at least annually to discuss and evaluate the risk posed to S&T by its employee compensation plans.

Our DCR Committee meets preceding regularly scheduled Board meetings and is responsible for reviewing the credit administration risk management practices and reporting; the performance of the independent loan review function and its assessment of the management of credit risk arising from the lending and lending related functions of S&T Bank; the review of approved commercial loan proposals; credit policy approval; and providing guidance on pertinent credit risk matters including loan related strategies.

Employee Compensation Policies and Managing Risk

We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. We believe that several features of our compensation policies and programs reflect sound risk management practices, such as basing incentive awards on the achievement of a predetermined earnings per share (“EPS”) goal, an audited number, and the granting of restricted stock subject to a one, two or three year vesting that serves the additional purpose of encouraging senior officers to make decisions currently that promote long-term growth and retention combined with stock ownership guidelines. All awards granted under the 2012 incentive plans will be subject to Compensation Committee review and approval based upon corporate and/or individual performance. The incentive plan for senior management, as described in the Compensation Discussion and Analysis section below, contains a “Shareholder Protection Feature,” which provides that awards will not be made unless S&T maintains well capitalized capital ratio requirements, as established by applicable regulatory authorities. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. The Compensation Committee also reviews compensation and benefits plans affecting employees in addition to those applicable to executive officers. Based on the review by the Compensation Committee, the S&T Board determined that it is not reasonably likely that S&T’s compensation and benefit plans would have a material adverse effect on the Company.

Audit Committee

The members of the Audit Committee are John Brenzia, Jeffrey Grube, Frank Jones, Joseph Kirk (Chairman) and Frank J. Palermo, Jr. All members meet the independence standards for audit committees established by the SEC and NASDAQ. A written charter approved by the S&T Board governs the committee and includes the provisions required by the NASDAQ listing standards. A copy of the charter is included on S&T’s website www.stbancorp.com, under Corporate Governance. The Audit Committee has provided information regarding the functions performed by the Audit Committee and its membership in the “Report of the Audit Committee,” included in this Proxy Statement on page 50.

Mr. Palermo has been designated by the S&T Board as S&T’s “audit committee financial expert.” The S&T Board has determined that Mr. Palermo meets the qualifications of an audit committee financial expert under SEC regulations adopted under the Sarbanes-Oxley Act of 2002. Mr. Palermo is a Certified Public Accountant and Certified Valuation Analyst, with 34 years in public accounting, four years as a vice president and controller at a community bank and eight years as a director of a start-up community bank. This experience and education gives Mr. Palermo an understanding of U.S. generally accepted accounting principles and financial statements; the ability to assess general applications of such principles in connection with accounting for estimates, accruals and reserves; experience preparing, auditing, analyzing or evaluating financial statements presenting a breadth and level of complexity of accounting issues that are comparable to S&T’s financial statements; an understanding of internal control over financial reporting; and an understanding of audit committee functions.

Compensation and Benefits Committee

The members of the Compensation and Benefits Committee (the “Compensation Committee”) are John Delaney, Michael Donnelly, Jeffrey Grube (Chairman), Joseph Kirk, and Charles Spadafora. The Compensation Committee’s function is to recommend to the S&T Board action on executive compensation and compensation and benefit changes brought to it by management. A written charter approved by the S&T Board governs the Compensation Committee. A copy of the charter is included on S&T’s website www.stbancorp.com, under Corporate Governance. The Compensation Committee is comprised entirely of independent board members, as defined by NASDAQ listing standards.

The Compensation Committee is responsible for our stated compensation strategies, goals and purposes, ensuring that there is a strong link between the economic interests of management and shareholders; that members of management are rewarded appropriately for their contributions to company growth and profitability; and that the executive compensation strategy supports organization objectives and shareholder interests. The Compensation Committee must provide clear direction to management to ensure that its policies and procedures are carried out in a manner that achieves balance and is consistent with safety and soundness. It approves any material exceptions or adjustments to the incentive compensation arrangements established for senior executives, and carefully considers and monitors the effects of any approved exceptions or adjustments. It receives and reviews, on an annual or more frequent basis, an assessment by management, with appropriate input from risk management personnel, of the effectiveness of the design and operation of the organization’s incentive compensation system in providing appropriate risk-taking incentives. It also reviews periodic reports of incentive compensation awards and payments relative to risk outcomes on a backward-looking basis. It ensures that the incentive compensation arrangements for S&T do not encourage employees to take risks that are beyond S&T’s ability to manage effectively. It also performs other related duties as defined in its written charter.

The process, policies and specific determinations of the Compensation Committee with respect to compensation of our Named Executive Officers for fiscal 2012 are described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.

The Compensation and Benefits Committee Report is on page 37 of this Proxy Statement.

Nominating and Corporate Governance Committee

The members of the Nominating Committee are John Brenzia, John Delaney, Michael Donnelly, Frank Jones (Chairman) and Christine Toretti. The Nominating Committee functions are to assist the S&T Board in reviewing the qualifications and independence of the members of the S&T Board and its various committees on a periodic basis as well as the composition of the S&T Board committees on a periodic basis as well as the composition of the S&T Board as a whole; to oversee the evaluation of the performance of the S&T Board and its committees as a whole; to select director nominees for election by shareholders; and to provide guidance to the S&T Board on corporate governance issues. In addition, the Nominating Committee reviews all transactions with related parties, as further described on page 48 of this Proxy Statement. A written charter approved by the S&T Board governs the committee. A copy of the charter is included on S&T’s website www.stbancorp.com, under Corporate Governance. The committee is comprised entirely of independent board members, as defined by NASDAQ listing standards.

Director Qualifications and Nominations; Board Diversity

The Nominating Committee has adopted, and the S&T Board has ratified, a corporate policy for identifying and evaluating candidates for membership on the S&T Board. The Nominating Committee identifies potential candidates based on suggestions from directors, officers of S&T and S&T shareholders. The Nominating Committee will consider shareholder nominations for directors in accordance with the procedure set forth in Section 202 of S&T’s By-laws and applicable law. The procedure provides that a notice relating to the nomination must be timely given in writing to the Corporate Secretary of S&T, at 800 Philadelphia Street, Indiana, PA 15701, prior to the annual meeting. To be timely, the notice must be delivered not earlier than the close of business on the 120th day, nor later than the close of business on the 60th day, immediately preceding the annual meeting. Such notice must be accompanied by the nominee’s written consent to be named in the applicable proxy statement and contain information relating to the business experience and background and the nominee’s holdings of S&T Common Stock and information with respect to the nominating shareholder. There are no differences in the manner in which the Nominating Committee evaluates candidates for membership on the S&T Board based on whether such candidate is recommended by a shareholder, the Nominating Committee, or by any other source.

In evaluating and selecting nominees to the Board, the Nominating Committee takes into account all factors and criteria it considers appropriate, which includes but is not limited to: high personal and professional integrity; sound judgment and exceptional ability; business experience; area of residence in relationship to S&T’s geographic market; other directorship experience that would be beneficial to the S&T Board and management of S&T; diversity of experience relative to that of other S&T directors; diversity of age, gender, minority status, level and type of education; whether the candidate will be effective in serving the long-term interests of S&T’s shareholders; whether the candidate has sufficient time and energy to devote to the affairs of S&T; whether the candidate possesses a willingness to challenge and stimulate management and the ability to work as part of a team; whether the candidate meets the independence requirements of the NASDAQ listing standards; whether the candidate is free from conflicts of interest with S&T; and any other factors related to the ability and willingness of a new director to serve, or an existing director to continue his or her service.

The Nominating Committee may engage a third party search firm to assist it in identifying director candidates, but the Nominating Committee did not do so in 2012. S&T did not receive any timely shareholder nominations for director for consideration for this Annual Meeting. Accordingly, S&T has not rejected or refused such candidates.

Shareholder Communications with Directors

Shareholders who desire to communicate with the S&T Board or a specific director should send any communication, in writing, to S&T Bancorp, Inc., 800 Philadelphia Street, Indiana, Pennsylvania 15701, ATTN: Corporate Secretary. Any such communication should state the number of shares beneficially owned by the shareholder. S&T’s Corporate Secretary will initially review all communications received in accordance with the Shareholders Communication Policy adopted by the S&T Board. The Corporate Secretary will relay all such communications to the appropriate director or directors on a periodic basis unless the Corporate Secretary determines that the communication does not relate to the business or affairs of S&T or the functioning or constitution of the S&T Board or any of its committees; relates to routine or insignificant matters that do not warrant the attention of the S&T Board; is an advertisement or other commercial solicitation or communication; is frivolous or offensive; or is otherwise not appropriate for delivery to directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full S&T Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through S&T’s management and only in accordance with S&T’s policies and procedures, applicable laws and regulations relating to the disclosure of information.

Code of Conduct and Ethics

The S&T Board has adopted a Code of Conduct for directors, officers and employees, which is posted on S&T’s website www.stbancorp.com, under Corporate Governance. The Code of Conduct addresses the professional, honest and candid conduct of each director, officer and employee; conflicts of interest, disclosure process, compliance with laws, rules and regulations (including insider trading laws); corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets; and encourages the reporting of any illegal or unethical behavior. A waiver for an executive officer or director of S&T may be made only by the S&T Board and must be promptly disclosed as required by SEC or NASDAQ rules. S&T will disclose any such waivers, as well as any amendments to the Code of Conduct, on S&T’s website. Shareholders may obtain a printed copy of the Code of Conduct by contacting the Corporate Secretary at the address previously provided.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2012 were John Delaney, Michael Donnelly, Jeffrey Grube, Joseph Kirk, Robert Rebich (retired in April 2012) and Charles Spadafora. During 2012 S&T Bank made the following payments to members of the Compensation Committee:

S&T Bank made payments of $214,096 for the purchase of printing services and promotional items from companies owned or controlled by Director Donnelly.

S&T Bank made aggregate payments of $68,241 for the purchase and maintenance of vehicles and the lease of a parking lot from companies owned or controlled by Director Delaney. The terms of the parking lot lease agreement provided for a monthly payment of $4,000 until April 30, 2010 with additional four successive renewal options of five years each and one successive renewal option of four years. S&T exercised the first option extending the lease from May 1, 2010 to April 30, 2015. The monthly rental shall be increased for each renewal term based on the Consumer Price Index. The monthly payment for the months of January through December of 2012 was $4,975.

S&T Bank made aggregate payments of $12,547 for the purchase and maintenance of vehicles from companies owned or controlled by Director Spadafora.

In addition, S&T Bank may make extensions of credit to members of the Compensation Committee in the ordinary course of business and on the same terms as available to other non-related parties. See “Transactions with Related Parties.”

No member of the Compensation Committee was at any time during fiscal 2012 an officer or employee of S&T or any of our subsidiaries and no member has ever served as an executive officer of S&T. None of our executive officers serves or, during fiscal 2012, served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation Consulting and Advisory Services Fees

Since November 2009, S&T’s Compensation Committee has engaged Buck Consultants, LLC (“Buck”) at various times to serve as its independent advisor. In August 2010, the Compensation Committee engaged Buck to assist in the design and implementation of the 2011 Management Incentive Plan and Long-Term Incentive Plan, and in December 2011, engaged Buck to help in the continued refinement of an effective incentive for S&T’s market teams, recognizing that the plan needs to be aligned with S&T’s overall objectives, and mutually supportive of other potentially more product-oriented existing incentive programs at S&T. S&T and Buck agreed to add the services described below as additional services to be provided by Buck under the agreement between S&T and Buck.

The following shows the consulting fees paid by S&T to advisers to the Compensation Committee of the Board for the calendar year 2012:

Compensation Consultant	Consulting fees for determining and recommending the amount or form of executive compensation	Additional services provided by Compensation Consultant
Buck Consultants	$40,123	$221,993

Additional services provided by Buck include: actuarial services for S&T’s qualified defined benefit plan and non-qualified plan and benefit plan design and consulting for S&T’s pension and welfare benefit plans. These additional services relate to a service relationship that precedes Buck’s engagement as a Compensation Consultant to the Compensation Committee. The decision to engage Buck for these other services was made, or recommended, by management without Compensation Committee or S&T Board approval.

DIRECTOR COMPENSATION

The Nominating Committee annually reviews the S&T director compensation. S&T’s director compensation is designed to align the board of directors with its shareholders and to attract, motivate and retain high performing members critical to our company’s success.

The following table provides information concerning compensation paid by S&T to its non-employee directors during 2012.

Director Compensation Table for Fiscal Year 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John N. Brenzia	31,300	27,017	0	0	0	0	58,317
John J. Delaney	38,300	27,017	0	0	0	0	65,317
Michael J. Donnelly	30,800	27,017	0	0	0	0	57,817
William J. Gatti	25,400	27,017	0	0	0	0	52,417
Jeffrey D. Grube	39,700	27,017	0	0	0	0	66,717
Frank W. Jones	35,800	27,017	0	0	0	0	62,817
Joseph A. Kirk	44,500	27,017	0	0	0	0	71,517
David L. Krieger	30,900	27,017	0	0	0	0	57,917
James V. Milano	42,100	0	0	0	0	0	42,100
James C. Miller	42,600	27,017	0	0	0	0	69,617
Alan Papernick	35,400	27,017	0	0	0	0	62,417
Robert Rebich, Jr.	3,600	0	0	0	0	0	3,600
Charles A. Spadafora	32,800	27,017	0	0	0	0	59,817
Christine J. Toretti	28,300	27,017	0	0	0	0	55,317
Charles G. Urtin	32,400	27,017	0	0	0	0	59,417

(1)	The S&T Board awarded 1,383 restricted shares of Common Stock to each director on the S&T Board on April 23, 2012, with such shares vesting in full on April 22, 2013. The fair market value of the Common Stock granted on April 23, 2012 was $19.535 per share. The values for stock awards in this column represent the grant date fair value of the restricted shares granted in 2012, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 21 “Incentive and Restricted Stock Plan and Dividend Reinvestment Plan” in our Annual Report on Form 10-K for the year ended December 31, 2012. This column includes the value of these stock awards, all of which were issued under the 2003 Plan.
(2)	As of December 31, 2012, each director had restricted stock awards of 1,383 shares except for Messrs. Rebich and Mr. Milano, who resigned from the S&T Board effective April 27, 2012 and December 17, 2012, respectively. Due to these resignations, the stock awards for Messrs. Rebich and Milano were forfeited. Also, each director had the following number of outstanding options to purchase the indicated number of shares of Common Stock: John Brenzia, 0 shares; John Delaney, 7,500 shares; Michael Donnelly, 7,500 shares; William Gatti, 7,500 shares; Jeffrey Grube, 7,500 shares; Frank Jones, 7,500 shares; Joseph Kirk, 7,500 shares; David Krieger, 27,000 shares; James Milano, 0 shares; James Miller, 45,000 shares; Alan Papernick, 7,500 shares; Robert Rebich, 0 shares; Charles Spadafora, 7,500 shares; Christine Toretti, 7,500 shares; and Charles Urtin, 0 shares.

Directors Compensation

Employee members of the S&T Board receive no additional compensation for participation on the S&T Board. In 2012, our non-employee Directors received compensation for attending board and committee meetings, or training sessions, in the amounts described below.

Directors
Annual Cash Retainer	$18,000
Stock Award(1)	27,017
Board Committee Fee	800
Board Committee Fee (phone)	500
Training/Seminar Fee (on-site)	800
Training/Seminar Fee (off-site)	1,000

Committee Chairperson Retainer Fee
Audit	$10,000
Audit Committee Financial Expert	10,000
Compensation and Benefits	7,500
Directors Credit Risk	5,000
Nominating and Corporate Governance	5,000
Wealth Management Oversight	1,000

(1)	The number of shares granted is based on the fair market value of the Common Stock on the date of grant. The S&T Board awarded 1,383 restricted shares of Common Stock on April 23, 2012 with 100% vesting on April 22, 2013. The fair market value of Common Stock on April 23, 2012 was $19.535 per share.

PROPOSAL 2: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013

The Audit Committee of the S&T Board appointed the firm of KPMG LLP, independent registered public accounting firm, to audit and report on S&T’s financial statements for the fiscal year ending December 31, 2013. Action by shareholders is not required by law in the appointment of independent accountants. However, the S&T Board considers this selection to be an important issue and therefore is submitting the selection of KPMG LLP for ratification by the shareholders. If the shareholders do not ratify this selection, the selection will be reconsidered by the Audit Committee.

KPMG LLP has no direct or indirect financial interest in S&T or in any of its subsidiaries, nor has it had any connection with S&T or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of KPMG LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement if they desire to do so. It also is expected they will be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

During the fiscal years ended December 31, 2012 and December 31, 2011, KPMG LLP served as S&T’s independent registered public accounting firm (“Independent Accountants”).

Fees for professional services provided by our Independent Accountants in each of the last two fiscal years, in each of the following categories are:

	2012	2011
Audit Fees	$989,125	$682,930
Audit-Related Fees	52,194	81,894
Tax Fees	96,601	62,700
All Other Fees	1,650	1,650

	$1,139,570	$829,174

“Audit Fees” includes fees for audit services associated with the annual audit, the reviews of S&T’s quarterly reports on Form 10-Q, accounting, consultations and SEC registration statements. The 2012 fees also include services rendered in connection with S&T’s acquisition of Mainline Bancorp and Gateway Bank.

“Audit-Related Fees” includes fees billed in 2012 and 2011 for a Student Lending Audit, a SSAE 16 (formerly, SAS 70) examination for S&T’s Wealth Management and surprise custody audit procedures for Stewart Capital Advisors, LLC. The 2011 fees also include HUD compliance procedures.

“Tax Fees” includes fees related to the preparation of federal and state income tax returns in 2012 and 2011. The fees in 2012 also include services to amend the 2008 and 2009 tax returns and for services related to the 2010 IRS examination. The 2011 fees also include services to amend the 2008 tax return.

“All Other Fees” for 2012 and 2011 represent subscription fees for an accounting and auditing research tool.

All 2012 and 2011 fees were paid to KPMG LLP.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for the approval of all services performed by the Independent Accountants. All services provided by the Independent Accountants in 2012 were pre-approved by the Audit Committee. The Audit Committee is required to pre-approve all audit and non-audit services performed by the Independent Accountants to assure that the provision of such services does not impair the Independent

Accountant’s independence. In addition, any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the Independent Accountants to management.

Board Recommendation

THE S&T BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.

PROPOSAL 3: ADVISORY VOTE ON S&T’S EXECUTIVE COMPENSATION

S&T believes that our overall executive compensation program, as described in the Compensation Discussion and Analysis (the “CD&A”) elsewhere in this Proxy Statement, is designed to pay for performance and directly aligns the interest of our executive officers with the long-term interests of our shareholders.

The Dodd–Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) enables our shareholders to vote to approve, on a non-binding basis, the compensation of our Named Executive Officers (“NEOs”) as disclosed in this Proxy Statement in accordance with the SEC’s rules. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices. Previously, in 2012, pursuant to the Dodd-Frank Act, the S&T Board recommended, and the shareholders subsequently approved, that this advisory proposal be submitted to shareholders annually.

Accordingly, S&T is presenting the following advisory proposal, commonly known as the “say-on-pay proposal,” for shareholder approval:

“Resolved, that the shareholders hereby approve the compensation of our Named Executive Officers as reflected in this Proxy Statement and as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the compensation discussion and analysis, the compensation tables and all related material.”

Because your vote is advisory, it will not be binding upon the S&T Board. In the event this non-binding proposal is not approved by our shareholders, then such a vote shall neither be construed as overruling a decision by the S&T Board or the Compensation Committee, nor create or imply any additional fiduciary duty by the S&T Board or our Compensation Committee, nor further shall such a vote be construed to restrict or limit the ability of our shareholders to make proposals for inclusion in proxy materials related to executive compensation. Notwithstanding the foregoing, the S&T Board and the Compensation Committee will consider the non-binding vote of our shareholders on this proposal when reviewing compensation policies and practices in the future.

Board Recommendation

THE S&T BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THIS ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY S&T WILL BE VOTED “FOR” THIS PROPOSAL.

EXECUTIVE OFFICERS OF THE REGISTRANT

As of April 8, 2013, the executive officers of S&T are:

Named Executive Officer	Age	Principal Occupation During Past 5 Years	Officer of Corporation Since
Todd D. Brice	50	President and Chief Executive Officer of S&T and S&T Bank, since April 2008; President and Chief Operating Officer of S&T and S&T Bank, from August 2004 to April 2008.	2002
Mark Kochvar	52	Senior Executive Vice President and Chief Financial Officer, since February 2010; Executive Vice President, Treasury and Investments, since January 2008.	2008
David G. Antolik	46	Senior Executive Vice President, Chief Lending Officer, since January 2008; Executive Vice President, Commercial Lending, from August 2004 to December 2007.	2004
Ernest J. Draganza	48	Senior Executive Vice President, Chief Risk Officer and Secretary, since January 2012; Executive Vice President, Chief Risk Officer and Secretary, from February 2010 to December 2011; Senior Vice President, Risk Management Officer, from January 2006 to January 2010.	2010
Stephen A. Drahnak	42	Executive Vice President, Commercial Loan Officer V, since January 2012; Senior Vice President, Commercial Loan Officer V, from January 2006 to December 2011.	2012
Richard A. Fiscus	56	Executive Vice President, Retail Banking Division Manager, since January 2012; Senior Vice President, Retail Banking Division Manager, from January 1999 to December 2011.	2012
Patrick J. Haberfield	45	Executive Vice President, Executive Chief Credit Officer, since May 2010. Prior to joining S&T, Senior Special Assets Officer, Synovus Financial, from March 2009 to May 2010; Regional Credit Officer, FirstMerit Bank, from March 2001 to March 2009.	2010
Malcolm E. Polley	50	President and Chief Investment Officer, Stewart Capital Advisors, LLC, since August 2005; Chairman & President, Stewart Capital Mutual Funds, since November 2006; Executive Vice President and Chief Investment Officer of Wealth Management of S&T and S&T Bank, since January 2006.	2006
David P. Ruddock	51	Senior Executive Vice President, Chief Operating Officer, since April 2013; Senior Executive Vice President, Chief Administrative Officer for Market Sales, Bank Operations and Corporate Technology from January 2011 to March 2013; Executive Vice President, Information Technology and Operations, from January 2004 to December 2010.	2004
Gary M. Small	52	Senior Executive Vice President, Chief Banking Officer, since January 2013. Prior to joining S&T, Senior Vice President, Customer Operations, Jackson Hewitt Tax Services, from January 2009 to March 2012; Executive Vice President, Regional Group President, Huntington Bank, from July 2007 to January 2008.	2013
Rebecca A. Stapleton	50	Executive Vice President, Human Resources and Employee Communications, since January 2012; Senior Vice President, Employee Services Manager, from January 2009 to December 2011; Vice President, Employee Services, from January 2005 to December 2008.	2012

Named Executive Officer	Age	Principal Occupation During Past 5 Years	Officer of Corporation Since
LaDawn D. Yesho	38	Executive Vice President and Chief Audit Executive since January 2013; Senior Vice President and Chief Audit Executive, from May 2009 to December 2012. Prior to joining S&T, Vice President and Finance Manager with PNC Financial Services Group, from August 2008 to May 2009; Audit Senior Manager at Ernst & Young LLP, from October 2004 to July 2008.	2013

COMPENSATION DISCUSSION AND ANALYSIS

This section of the Proxy Statement is divided into the following sections:

•	Introduction

•	Executive Summary

•	Say on Pay and Shareholder Engagement

•	Overview of the Executive Compensation Program for Named Executive Officers

•	Components of the Compensation Program

•	Base Salary

•	Annual Incentive Awards

•	Long-term Incentive Plan

•	Certain Other Benefits

•	Process for Determining Named Executive Officer Compensation

•	Pay for Performance

•	2012 Named Executive Officer Compensation and Performance Considerations

•	Change in Control

•	Other Compensation-Related Provisions

•	Effect of Taxation on Compensation Programs

•	Compensation and Benefits Committee Report

INTRODUCTION

As the Compensation and Benefits Committee (the “Compensation Committee”), we provide the following overview of S&T’s executive compensation principles, specific executive compensation programs, and pay decisions that we have made in 2012 and early 2013. In addition, we describe the process that we oversee and participate in to arrive at specific compensation policies and decisions involving program design and pay for S&T’s Named Executive Officers (“NEOs”), who are listed below.

Name	Title
Todd D. Brice	President and Chief Executive Officer
Mark Kochvar	Senior Executive Vice President and Chief Financial Officer
Edward Hauck(1)	Senior Executive Vice President and Chief Operating Officer
David Antolik	Senior Executive Vice President and Chief Lending Officer
David Ruddock(1)	Senior Executive Vice President and Chief Administrative Officer for Market Sales, Bank Operations, and Corporate Technology

(1)	Mr. Hauck retired from S&T effective March 29, 2013. Mr. Ruddock has succeeded Mr. Hauck as Chief Operating Officer.

EXECUTIVE SUMMARY

The banking industry continued to experience a challenging business environment in 2012, with sustained low interest rates and economic uncertainty. Net interest margins are under pressure, organic loan growth remains difficult, asset quality improvements are mixed and expenses are increasing due to regulatory changes.

Despite these many challenges, S&T undertook a number of strategic initiatives in 2012 aimed at growing the organization and increasing shareholder value:

•

On March 9, 2012, S&T completed the acquisition and conversion of Mainline Bancorp, Inc., or Mainline, a bank holding company based in Ebensburg, Pennsylvania. Mainline had one subsidiary, Mainline National Bank, with eight branches and $129.5 million in loans and $206.0 million in deposits. The acquisition expanded S&T’s market share and footprint throughout Cambria and Blair counties of Western Pennsylvania. The total acquisition cost of Mainline was $27.8 million.

•

On August 13, 2012, S&T completed the acquisition of Gateway Bank of Pennsylvania, a bank with $99.1 million in loans and $105.4 million in deposits, headquartered in McMurray, Pennsylvania. The total acquisition cost of Gateway Bank was $19.8 million. As of December 31, 2012, Gateway was operating as a separate wholly-owned subsidiary of S&T, with all transactions since the acquisition date consolidated in S&T’s financial statements. On February 8, 2013, Gateway Bank was merged into S&T Bank, and their two branches are now fully operational branches of S&T Bank.

•	In August 2012, S&T expanded its commercial lending footprint into Northeastern Ohio through the opening of a loan production office in Akron.

While performance in 2012 did not meet expectations, S&T saw a stabilizing net interest margin, better loan demand, and improved asset quality in the second half of the year. In addition, S&T implemented a number of expense control initiatives and made investments in infrastructure and talent that S&T believes will allow future growth organically and/or through acquisition or de novo expansion.

We did not make any material changes to our executive compensation program in 2012. From 2009 through 2011, S&T participated in the United States Treasury’s Troubled Asset Relief Program (“TARP”), and S&T exited the TARP program in December 2011. Since exiting the TARP program, we have restored the Management Incentive Plan (“MIP”) to an annual incentive plan paid in cash rather than in restricted stock vesting over two years. The Long-Term Incentive Plan (“LTIP”) for 2012, which includes time-based and performance-based restricted shares of S&T common stock, has the same provisions as the 2011 LTIP. The Compensation Committee has continued its oversight of compensation at S&T, including ongoing risk assessment of pay programs. The Compensation Committee evaluated and approved pay adjustments, MIP and LTIP awards for 2012. The overall implications of these pay adjustments and awards for NEOs were as follows:

•	The average salary increase for 2012 was 8.6% for the NEOs.

•	The average annual incentive payment for 2012 was 19.3% of the target MIP and on average 3.9% of salary for the NEOs.

•	The long-term incentive amount for 2012 was 20% as a percent of base salary for the NEOs and granted in the form of time- and performance-based restricted shares under the terms of the 2012 LTIP.

We have made more notable changes to the executive compensation program for 2013. The decline in net income and earnings per share in 2012 creates a lower base from which future performance will be measured. Due to this lower base, traditional improvement goals for 2013 as compared to 2012 results would have created incentives for merely returning to recent historical performance levels. S&T senior management recognized this situation and, therefore, recommended to the Compensation Committee that salary increases and incentive plans not be approved for executives in 2013. This recommended course allows for a return to better corporate performance prior to increasing executive salaries and reevaluating and reinstituting the incentive plans in future years. After considering the potential risks of the decision (including retention risk), we believe that the current outstanding restricted stock awards under the 2011 and 2012 LTIPs, as well as potential future pay actions in the event of improved operating results, offer S&T’s executives substantial opportunities to benefit from improved performance. At our March 15, 2013 meeting, the Compensation Committee agreed with S&T’s senior management recommendations, and did not authorize salary increases or incentive opportunities under either the MIP or the LTIP for S&T executives for the 2013 calendar year.

SAY ON PAY AND SHAREHOLDER ENGAGEMENT

S&T is required to provide a separate non-binding shareholder advisory vote on the compensation of S&T’s executive officers. At the 2012 annual meeting of S&T shareholders, the holders of 18,933,804 shares, or 80.7% of the shares present in person or by proxy, voted to approve the non-binding, advisory proposal on the compensation of S&T’s executive officers. Because not all shareholders voted their shares, this amounted to 65.7% of the then outstanding common shares.

The vote reflects solid support for S&T’s executive compensation policies and practices among shareholders. As a consequence, the Compensation Committee expects to continue to adhere to the compensation policies, principles and programs described below in future years. However, the Compensation Committee has accepted a recommendation from S&T senior management not to increase salaries or implement incentive opportunities under S&T’s MIP or LTIP for its executives for the 2013 calendar year.

OVERVIEW OF THE COMPENSATION PROGRAM FOR NAMED EXECUTIVE OFFICERS

During 2010, in tandem with an intensive strategic planning process, S&T revamped its management compensation programs to optimize their alignment with S&T’s strategic direction and business environment within which it must create value for shareholders. The primary program objectives have been and continue to be as follows:

•	The pay package is structured to cost efficiently attract, retain, and reinforce engagement among the leadership team and S&T key contributors;

•	Compensation programs are aligned with shareholder interests for an appropriate balance between risk and reward;

•

Both individual plan features and the overall pay program are built on principles of sound risk management and effective controls critical to successful navigation of an uncertain environment for financial services; and,

•	Reward programs are designed to emphasize adherence to strong pay for performance principles.

After careful deliberation in 2010, the Compensation Committee adopted and continues to support a pay program with four major program components. The Compensation Committee continues to use this framework to help guide compensation decisions:

•

Base Salary: A base salary position near the median of relevant competitive practices (i.e., calibrated to be consistent with base salary levels for comparable positions in other similar enterprises of similar scope).

•

Management Incentive Plan: An annual incentive plan with an incentive opportunity that is moderate relative to competitive practices for similar positions at potential competitors for talent. Target annual incentives should drive target positioning for total cash to the middle of the market.

•

Long-Term Incentive Plan: A long-term incentive program that serves two purposes: (1) to help assure leadership retention and management continuity as S&T continues to execute its longer-term strategic plan; and (2) to reward management for strong sustained value creation and financial performance.

•

Supplemental Benefits: Limited additional supplemental benefits that are either consistent with that provided to other employees, or directly created to reinforce a singular commitment from the management team to S&T and its business imperatives.

The Compensation Committee considers overall corporate performance as well as individual initiative and achievements when reviewing and approving all compensation decisions relating to S&T’s NEOs: the chief executive officer, chief financial officer and the three other executive officers named in the Summary

Compensation Table. The policy of the Compensation Committee is to provide compensation that is competitive within the banking industry of financial institutions of similar size and product offerings.

The Compensation Committee is actively involved in the oversight of not only NEO compensation but all remuneration programs that have a material cost profile, that could materially affect S&T’s risk profile, or influence the focus of key contributors on achievement of strategic and tactical objectives.

For NEOs, the Compensation Committee reviews a number of analyses of compensation practices to help facilitate its executive compensation decisions. These include:

•	Pay mix representing the effectiveness of balancing long-term versus short-term performance imperatives

•	Wealth accumulation opportunities in light of existing programs and outstanding rewards

•	Current pay relative to peer group practices

•	Selective review of compensation data for positions of similar scope and focus

•	Detailed formal review of overall performance and specific performance contributions made to S&T by each NEO

COMPONENTS OF THE COMPENSATION PROGRAM

Base Salary

The purpose of base salary is to provide competitive and fair base compensation that recognizes the executives’ roles, responsibilities, contributions, experiences and performance. Base salary represents a fixed and guaranteed element of compensation that reflects executives’ long-term performance and market pay level for the role. Base salaries are targeted to be competitive with the practices of S&T’s Peer Banks (the “Peer Banks”) within the context of total compensation and within a range of the 50th to 90th percentile. The Peer Banks are listed on page 30 of this CD&A. The Compensation Committee sets each executive’s individual pay annually to reflect individual experiences, expertise, performance and contributions in the role.

Annual Incentive Awards

The purpose of the Management Incentive Plan (“MIP”) is to align management’s interests to the achievement of S&T’s financial, operational, and strategic objectives for the year. The 2012 MIP provided senior management with an annual incentive opportunity designed to: (i) create focus on specific planned performance goals and outperformance relative to the Peer Banks, (ii) deliver a portion of a competitive pay package in a form that is not fixed but varies in relation to the performance of S&T and (iii) serve as a vehicle for recruitment and retention.

The 2012 MIP had the following features:

•	The target annual incentive payout was 20% of base salary and maximum annual incentive payout was 25% of base salary for the NEOs.

•	60% of each participant’s award was earned based on corporate results, and 40% was based on performance relative to individual/unit goals.

•

Corporate results were determined based on earnings per share (“EPS”) to goal, Return on Average Assets (“ROAA,” calculated by dividing S&T’s annual earnings by its average total assets for the year) relative to the Peer Banks, and Efficiency Ratio (ratio of S&T’s expenses to revenue) relative to the Peer Banks.

•

Each participant had multiple individual goals against which individual performance was evaluated. The framework for establishing these goals is based largely on execution of elements of S&T’s strategic plan, including activities centered around: collaboration, integration, risk management, market position, infrastructure, and shareholder value creation.

The formula used to determine awards is defined as follows

Award opportunities for 2012 for the NEOs are shown in the table below and reflect the amount payable to NEOs if S&T were to achieve target financial results and individual objectives for 2012.

Named Executive Officer	MIP Target % of Base Salary	MIP Target $ of Base Salary
Todd Brice, President, President and Chief Executive Officer	20%	$105,000
Mark Kochvar, Senior Executive Vice President and Chief Financial Officer	20%	55,600
Edward Hauck, Senior Executive Vice President and Chief Operating Officer	20%	73,000
David Antolik, Senior Executive Vice President and Chief Lending Officer	20%	60,400
David Ruddock, Senior Executive Vice President and Chief Administrative Officer	20%	53,000

The corporate performance measures for 2012 were each assigned specific weighting factors, and actual earnings opportunities were based on the Performance Level actually achieved relative to the performance ranges shown in the table below:

Performance Level	EPS Goal Relative to Plan (50%)	ROAA Relative to Peers (40%)	Efficiency Ratio Relative to Peers (10%)(a)	Payout Level Percentage(b)
Below Threshold	Below $1.55	Below the 60th percentile of the Peer Banks	N/A	0% of Target
Threshold	$1.55 to $1.60	60th percentile of the Peer Banks	N/A	30% of Target
Target	$1.61 to $1.67	75th percentile of the Peer Banks	At least within the top 3 of the Peer Group	100% of Target
Maximum	$1.68 or greater	85th percentile of the Peer Banks	N/A	131.25% of Target

(a)	The Efficiency Ratio Performance Measure is an “all-or-nothing” performance standard in which 100% of the weighted performance measure target amount is earned only if the performance standard is met.
(b)	The payout level percentages relating to the EPS and ROAA Performance Measures vary depending on Actual Performance and their payout curves rise continuously from Threshold to Target and from Target to Maximum.

To further strengthen the linkage between the Plan, risk management, and shareholder value creation, the Plan contains a “Shareholder Protection Feature” in which payouts would not occur for any plan year if S&T falls below “well capitalized” capital ratio requirements established by regulatory authorities, determined as of and up to the date that any payment would ordinarily occur pursuant to the MIP’s provisions. In addition to the Shareholder Protection Feature of the Plan, the Plan was operational only if S&T achieved Return on Average Equity (“ROAE”) for 2012 of at least 5% (the “Minimum Gateway Requirement”). The Compensation Committee believes that these features, coupled with the clawback requirements and the use of multiple performance measures, provide for substantial protection against excessive or unnecessary risk-taking by any plan participant. For 2012, S&T was well capitalized and achieved the Minimum Gateway Requirement.

For 2013, the Compensation Committee has accepted senior management’s recommendation to exclude S&T’s executives from participation in the MIP. Consequently, the top 12 executive officers, including the NEOs, will not participate in the MIP for 2013. The Compensation Committee may approve the MIP for calendar year 2014 for this executive officer group.

Long-Term Incentive Plan

The Compensation Committee approved the 2012 LTIP, which is designed to: (i) create focus on specific long-term goals aligned with shareholder interests, (ii) deliver a portion of a competitive pay package in a form that is not fixed but varies in relation to the long-term performance of S&T and (iii) serve as a vehicle for recruitment and retention. The LTIP is comprised of the following features:

•

The target incentive payout is 20% of base salary and the maximum incentive payout is 25% of base salary and will be denominated in long-term restricted stock by dividing the target incentive by a grant date share value.

•	One half of the shares will be earned based on remaining with S&T for two to three years (time-based restricted share awards vest on the second and third anniversaries of their grant date).

•	The other half will be earned based on S&T’s ROAE performance over a three year period, 2012 through 2014, compared to the Peer Banks (performance-based restricted share awards).

•	The number of performance-based restricted share awards earned may rise to 150% of the target number of shares or shrink to zero shares based on performance.

The 2012 LTIP contains the same Shareholder Protection Feature and Minimum Gateway Requirement as described above for the 2012 MIP. The Compensation Committee believes that these features, coupled with the long-term restricted stock and clawback requirements, provide for substantial protection against excessive or unnecessary risk-taking by any plan participant. The 2012 LTIP puts a greater focus on performance and serves to create a balance between long-term and short-term performance imperatives.

The vesting of the performance-based restricted share awards will be based on the Performance Level actually achieved as follows:

Performance Level	ROAE for 3-year Performance Period Ending December 31, 2014 Relative to Peer Banks	Vesting Percentage(a)
Below Threshold	Below the 50th percentile of the Peer Banks	0% of Target
Threshold	50th percentile of the Peer Banks	30% of Target
Target	75th percentile of the Peer Banks	100% of Target
Maximum	85th percentile of the Peer Banks	150% of Target

(a)	The Vesting Percentage will vary depending on Actual Performance and the payout curve rises continuously from Threshold to Target and from Target to Maximum. Therefore, to determine awards between Threshold and Target and Target and Maximum, linear interpolation would be utilized. For example, if S&T’s actual ROAE was at the 80th percentile of the Peer Banks, the Payout Level Percentage would be 125%.

The Compensation Committee has accepted senior management’s recommendation not to grant LTIP awards in 2013. Consequently, the top 12 executive officers, including the NEOs, will not participate in the LTIP for the cycle starting in 2013. The Compensation Committee may adopt the LTIP for the cycle starting in 2014.

Total Direct Compensation Position

S&T’s target pay mix is built on competitive base salaries, with generally moderate annual and long-term incentive targets. The moderate positioning of annual incentives and long-term incentive targets reflects a commitment not to follow the general market trend to dramatically higher incentive opportunities. The Compensation Committee reviews this posture periodically with the help of outside advisers, and continues to believe that the opportunities provided under the incentive plans reflect an appropriate balance between risk and reward, and provide sufficient incentives to align management to achieving S&T’s short-term and longer-term objectives.

Certain Other Benefits

S&T provides other benefits, or perquisites, to the NEOs that are comparable to the other benefits provided at the Peer Banks. The Compensation Committee believes that perquisites should be appropriately limited in scope and value. The primary perquisites for the NEOs are the payment of the initiation fees and dues for golf or social memberships at a private club, company contributions to a qualified defined contribution plan and a nonqualified deferred compensation plan, a company car or car allowance and company-paid life insurance premiums.

S&T considers a social or country club to be an appropriate venue to entertain customers and to participate in various community functions. S&T pays for certain members of senior management to belong to one or more private clubs, if the member of management has significant customer contact and involvement in the community. Expenses of a personal nature or related to a spouse are not paid by S&T.

S&T Bank maintains the Thrift Plan for Employees of S&T Bank (the “Thrift Plan”), which is a qualified defined contribution plan. All employees may participate in the Thrift Plan with elective salary deferrals, or 401(k) contributions. During 2012, S&T Bank made matching contributions equal to 100% of the first 1% of the employees’ eligible compensation and 50% of the next 5% of the employees’ eligible compensation, up to a maximum of 3.5% of the employees’ eligible compensation. S&T considers the matching contributions to the Thrift Plan as an important incentive for employees to contribute toward their own retirement savings. In 2012, S&T made the following matching contributions to the Thrift Plan for each NEO: Mr. Brice, $8,500; Mr. Kochvar, $7,875; Mr. Hauck, $8,750; Mr. Antolik, $5,950; and Mr. Ruddock, $8,750.

S&T Bank established the S&T Bancorp, Inc. Supplemental Savings and Make-Up Plan (the “Nonqualified Plan”) in 1995 in order to provide certain management employees, including executives, the ability to make up for certain benefits that would normally be provided under S&T Bank’s qualified plans except for federal tax laws setting annual compensation limits for qualified plans and additional limitations related to highly-compensated employees. The Nonqualified Plan was amended for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance promulgated thereunder (“Section 409A”) in December 2008. S&T Bank makes employer contributions to this plan that cannot be made to the qualified plans due to the aforementioned limits. During 2012, S&T contributed to the Nonqualified Plan for Mr. Brice $9,899; Mr. Kochvar, $0; Mr. Hauck $2,784; Mr. Antolik, $4,620; and Mr. Ruddock, $0.

S&T maintains a defined benefit pension program for eligible employees hired before January 1, 2008, including NEOs hired before that date. The NEOs’ defined benefit pension benefit is determined from two sources: (1) the qualified defined benefit retirement plan; and (2) a nonqualified supplemental plan. The benefits provided under these two sources are described beginning on page 43 of this Proxy Statement. The value of such defined benefit pension benefits changes as compensation, service length, interest rates, and mortality assumptions change. Consequently, the value credited to each NEO in the Summary Compensation Table on page 39 of this Proxy Statement as Change in Pension Value is a function of a number of assumptions required to calculate the present value of benefits. In general, the present value of the pension can change without the accrual of additional benefits to the NEO, but as a result of a change in interest rates. More specifically, 48% of the Change in Pension Value amount shown for 2012 in the Summary Compensation Table is due to lower interest rates, which reduced the discount rate assumption used in the present value calculation, and increased the present value of pension benefits. If interest rates were to rise in the future, the Change in Pension Value attributable to the increase in interest rates could be negative (a negative Change in Pension Value would be treated as a zero change for purposes of the Summary Compensation Table).

S&T’s executives frequently drive vehicles on company business. Therefore, S&T provides either a company car or a car allowance to executives. Executives are responsible for reporting the amount of personal use of company cars to S&T, so that the taxable income from such use can be reported in the executives’ compensation. Executives who do not have a company car receive an annual car allowance of $6,000 or $7,200, depending upon the frequency that the executive drives. The car allowance is fully taxable compensation.

Other benefits generally provided to all officers and full-time employees include the S&T Bank Welfare Benefit Plan. This plan has provisions for medical reimbursement, dental coverage, vision care coverage, long-term disability income, a flexible spending account, a health reimbursement account and life insurance. Relocation benefits also are reimbursed but are individually negotiated when they occur. If S&T hires or initiates a transfer of an employee, including an NEO, with special skills and requires a relocation of more than 35 miles, the employee may be eligible for reimbursement of the costs of house hunting trips, closing on the sale of the old home and the purchase of the new home, temporary living quarters and moving household goods and furniture. In these circumstances S&T will also gross up taxable relocation reimbursements for federal taxes.

PROCESS FOR DETERMINING NAMED EXECUTIVE OFFICER COMPENSATION

Compensation Approval Process

Executive compensation decisions are made by the Compensation Committee. Each member of the Compensation Committee is a non-employee director and qualifies as an independent director under the NASDAQ listing standards. The Compensation Committee independently decides the compensation that S&T will pay the CEO. For the remaining executive officers, the CEO makes recommendations to the Compensation Committee, which reviews, approves or adjusts the recommendations. The Compensation Committee meets in an executive session to discuss and finalize its decisions regarding the CEO’s compensation. The S&T Board reviews all decisions relating to the compensation of executive officers, except for decisions about awards under the S&T Bancorp, Inc. 2003 Incentive Stock Plan (the “2003 Plan”), the MIP and the LTIP, which are made solely by the Compensation Committee with input from the CEO on all other NEOs. The Compensation Committee may delegate to its chairperson such power and authority as the Compensation Committee deems to be appropriate, except such powers and authorities required by law or regulation to be exercised by the whole Compensation Committee or a subcommittee of at least two members.

The Compensation Committee operates under a written charter approved by the S&T Board, which it reviews, modifies as necessary and reaffirms on an annual basis. The Compensation Committee charter is available in the Corporate Governance section of our website at: www.stbancorp.com.

Role of the Executive Compensation Adviser to the Compensation and Benefits Committee

The Compensation Committee has engaged Buck Consultants, LLC (“Buck”) to serve as an adviser to the Compensation Committee and to provide consultative services and assistance to S&T’s Chief Risk Officer with regard to evaluating its compensation programs. The Compensation Committee has carefully reviewed the relationship with Buck, and has determined that because the Compensation Committee takes an active role in many compensation and benefits decisions beyond those affecting the NEOs, that it needs an adviser that can provide advice on a wider range of pay decisions than those that solely affect the NEOs. Further, Buck has worked with the Compensation Committee to separate the adviser to the Committee on NEO pay from advisers addressing other compensation and benefits areas for which Buck provides advice. The Compensation Committee monitors this relationship carefully and has determined that the advice being provided on NEO pay meets the highest standards of internal and external defensibility.

Role of Management (CEO)

The Compensation Committee reviews and approves the salary of Mr. Brice, the President and Chief Executive Officer, annually. The salaries for the other NEOs are reviewed by Mr. Brice, and are presented for approval to the Compensation Committee on an annual basis, typically in December. For 2012, the Compensation Committee approved increases for each of the other NEOs to provide a competitive compensation package, as well as for participation in the successful acquisition of Mainline. For 2013, the Compensation Committee accepted senior management’s recommendation that executives, including the NEOs, not receive salary increases.

Use of Competitive Data

The Compensation Committee reviews a comparison prepared by Buck of the compensation programs established by peer banks for executives having similar responsibilities to S&T’s executives to establish competitive benchmarks for S&T’s compensation program. For 2012, the peer banks were based on similar size and scope to S&T, operating both inside and outside S&T’s geographic market and included the following banks for pay comparison purposes (collectively, the “Peer Banks”):

•       1st Source Corporation

•       BancFirst Corporation

•       Berkshire Hills Bancorp, Inc.

•       Chemical Financial Corporation

•       City Holding Company

•       Community Bank System, Inc.

•       F.N.B. Corporation

•       First Busey Corporation

•       First Commonwealth Financial Corporation

•       First Merchants Corporation

•       Independent Bank Corporation

•       NBT Bancorp, Inc.

•       Peoples Bancorp, Inc.

•       Renasant Corporation

•       Sandy Spring Bancorp, Inc.

•       Univest Corporation of Pennsylvania

•       Union First Market Bankshares

•       WesBanco, Inc.

•       WSFS Financial Corporation

In addition, the Compensation Committee considers general financial services industry peer group information contained in other relevant surveys to supplement and extend its assessment of relevant competitive practice attributable to the leadership team.

PAY FOR PERFORMANCE

Pay for Performance Alignment

The annual and long-term incentive plans that were adopted in 2012 were designed to create a reward structure contingent on the senior executives of S&T meeting pre-established performance standards that should translate into a strong value creation track record over time. Except for annual EPS performance targets, these performance standards were identified based on a rigorous set of financial analyses performed by Buck and S&T, and agreed to by management and the Compensation Committee.

In 2012, S&T’s financial performance did not achieve the goals originally set at the outset of the year. While S&T did achieve the Minimum Gateway Standard of the MIP for 2012, it did not meet the threshold financial and operational targets defined by the MIP as summarized above. Consequently, no incentives were earned for S&T’s financial results; the only bonus amounts earned were attributable to individual objectives assigned to each participant at the beginning of the year. For NEOs, the aggregate amount earned was 19.3% of target awards under the MIP.

2012 NAMED EXECUTIVE OFFICER COMPENSATION DECISIONS AND PERFORMANCE CONSIDERATIONS

The following summarizes for each component of pay—base salary, MIP and LTIP—the pay actions and decisions made for 2012 for each NEO.

Base Salary Decisions

Base salary increases were provided to NEOs in recognition of solid financial results in 2011 while at the same time completing the acquisition of Mainline. Further, increases are intended to both assure consistency with market competitive practices, while also recognizing the critical value of each senior executive’s management of S&T in challenging times. The following table summarizes base salary decisions made for NEOs for 2012.

Name	2011 Salary	2012 Salary (Effective 1/01/2012)
Todd D. Brice	$475,000	$525,000 (10.5% increase)
Mark Kochvar	$262,000	$278,000 (6.1% increase)
Edward Hauck	$325,000	$365,000 (12.3% increase)
David Antolik	$285,000	$302,000 (6.0% increase)
David Ruddock	$250,000	$265,000 (6.0% increase)

The increases for Messrs. Brice and Hauck were higher than for the other NEOs to recognize their seasoned experience, and, in our view, appropriately position them at the 67th and 78th percentiles, respectively, of comparable positions in the Peer Group.

Summary of Management Annual Incentive Decisions for 2012 Performance

NEOs earned 19.3% of their target opportunities for 2012.

•	Our 2012 EPS of $1.18 was below the threshold EPS goal of $1.55 per share established for 2012. Consequently, NEOs received no incentive payments based on 2012 EPS.

•	Our 2012 ROAA was 0.79%, which was also below the threshold goal of an ROAA of the 60th percentile of the peer group. NEOs received no incentive payments since the threshold was not achieved.

•	Finally our 2012 efficiency ratio was 65.15%, which was below the target of being in the top three of the Peer Banks. NEOs received no incentive payments for this result.

•

NEOs did achieve some of their individual objectives for 2012, and these generated earned incentive amounts that were between 23% and 64% of incentive targets assigned to each participant. The 2012 individual objectives were defined by the Compensation Committee for the CEO, and defined by the CEO and approved by the Compensation Committee for the other NEOs.

The following table shows the 2012 MIP awards earned based entirely on individual objectives achievement, for each NEO.

Named Executive Officer	Actual 2012 MIP Award
Todd Brice, President and Chief Executive Officer	$19,060
Mark Kochvar, Sr. Executive Vice President and Chief Financial Officer	$ 5,053
Edward Hauck, Sr. Executive Vice President and Chief Operating Officer	$18,693
David Antolik, Sr. Executive Vice President and Chief Lending Officer	$12,947
David Ruddock, Sr. Executive Vice President and Chief Administrative Officer	$11,266

2012 Long-Term Incentive Awards

On March 19, 2012, the Compensation Committee awarded NEOs equity denominated long-term incentive awards under the 2012 LTIP. Grants were made at a grant price equal to $22.335 per share, which was the average of the high and low price of S&T Common Stock on the grant date. Each NEO’s target award consists of the following:

•

Half in the form of performance-based restricted shares which are earned over a three-year period based on net return on equity performance relative to S&T’s Peer Banks (identified on page 30 of the report); and

•	Half in the form of time-based restricted shares which vest in equal amounts on the second and third anniversaries of their grant date.

If an NEO terminates employment prior to full vesting of any incentive award under the 2012 LTIP for any reason other than death or disability, or retirement in the case of time-based restricted shares, the award, to the extent not previously vested, shall be forfeited.

Named Executive Officer	Value of 2012 LTIP Award	Number of Time-Based Shares	Number of Performance- Based Shares
Todd Brice, President and Chief Executive Officer	$104,997	2,351	2,350
Mark Kochvar, Senior Executive Vice President and Chief Financial Officer	$55,592	1,245	1,244
Edward Hauck, Senior Executive Vice President and Chief Operating Officer	$72,991	1,634	1,634
David Antolik, Senior Executive Vice President and Chief Lending Officer	$60,394	1,352	1,352
David Ruddock, Senior Executive Vice President and Chief Administrative Officer	$53,001	1,187	1,186

As of March 31, 2013 and projected as of December 31, 2013, NEOs have the following outstanding restricted shares under the 2011 and 2012 LTIPs.

Named Executive Officer	Outstanding Restricted Shares March 31, 2013	Outstanding Restricted Shares December 31, 2013
Todd Brice	8,055	8,055
Mark Kochvar	4,338	4,338
Edward Hauck(1)	0	0
David Antolik	4,715	4,715
David Ruddock	4,138	4,138

(1)	Mr. Hauck retired on March 29, 2013 and received 2,399 time-based shares that vested due to his retirement.

CHANGE IN CONTROL

Effective January 1, 2007, S&T entered into change in control agreements with selected officers in senior management, including all the NEOs. These agreements were put in place to help ensure that its leadership team remains engaged and focused should the organization ever become the target of a change in control where their jobs or ongoing compensation could be at risk. On December 31, 2008, S&T restated these change in control agreements to comply with the requirements of Section 409A. The primary terms and compensation payments contemplated by agreements remain unchanged. The agreements provide for the following:

•

S&T’s CEO will receive a lump sum payment of 300% of his base salary if: (1) his employment is involuntarily terminated without cause within six months preceding a change in control; (2) his employment is involuntarily terminated without cause within three years following a “change in control” (as defined below); or (3) he voluntarily terminates his employment for “good reason” (as defined below) within three years following a change in control.

•

The other NEOs will receive a lump sum payment of 200% of his base salary if: (1) the NEO’s employment is involuntarily terminated without cause within six months preceding a change in control; (2) the NEO’s employment is involuntarily terminated without cause within two years following a “change in control” (as defined below); or (3) the NEO voluntarily terminates his employment for “good reason” (as defined below) within two years following a change in control.

The agreements define “good reason” as the occurrence of any of the following (without the executive’s consent) after a change in control:

•

A material diminution of the executive’s duties, authority or responsibility, or any material change in the geographic location at which the executive must perform services (in this case, a material change means any location more than 40 land miles from the location prior to the change in control);

•

S&T’s failure to continue to provide the executive with benefits substantially similar to those enjoyed by the executive under any of S&T’s pension, life insurance, medical, health and accident, disability or other welfare plans, but not including any incentive or equity-based compensation plans, in which the executive was participating at the time of the change in control, unless the nature of the change in benefit levels is consistent with changes to benefits levels provided to employees at the same or equivalent level or title as the executive; or the failure by S&T to provide the executive with the number of paid vacation days to which the executive is entitled to on the basis of years of service with S&T in accordance with S&T’s normal vacation policy in effect at the time of a change in control;

•	Any failure by any successor of S&T to adhere to the terms of the agreement; or

•	A reduction of more than ten percent in the executive’s annual base salary by S&T;

An executive may not terminate his or her employment for good reason more than six months after the initial existence of the conditions constituting good reason.

A “change in control” is defined in the agreements as the occurrence of any of the following:

•

Any person, other than a pension, profit-sharing or other employee benefit plan established by S&T or S&T Bank, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of S&T representing 25% or more of the combined voting power of S&T’s then outstanding securities;

•

During any period of two consecutive years, individuals who at the beginning of such period constitute the S&T Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the period;

•

The shareholders of S&T approve a merger or consolidation of S&T with any other corporation, other than a merger or consolidation which would result in the voting securities of S&T outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by the voting securities of S&T or the surviving entity outstanding immediately after such merger or consolidation;

•	The S&T shareholders or the S&T Board or S&T Bank approve a plan of complete liquidation or an agreement for the sale of or disposition of all or substantially all of the S&T’s or S&T Bank’s assets;

•

Any person shall have commenced a tender or exchange offer to purchase shares of Common Stock such that upon consummation of such offer such person would own or control 25% or more of the outstanding shares of Common Stock;

•

Any person shall have filed an application or notice with any federal or state regulatory agency for clearance or approval to (i) merge or consolidate, or enter into any similar transaction, with S&T or S&T Bank, (ii) purchase, lease or otherwise acquire all or substantially all of the assets of S&T or S&T Bank or (iii) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 25% or more of the voting power of S&T or S&T Bank; or

•

Any other event that constitutes a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or any successor provision.

The agreements specifically exclude public stock offerings by S&T and convertible debt offerings by S&T from the definition of “change in control.”

Payments under the agreements will be made no later than ten business days after the date of termination, subject to a six-month delay for compliance with Section 409A, if necessary. (See “Tax Considerations” below). Each agreement provides that if the executive’s employment is terminated, without cause, within the three or two years of a change in control, as applicable for that particular executive, he will receive life insurance, health, disability and other welfare benefits substantially similar in all respects to those which the executive was receiving immediately prior to the triggering event. These additional benefits will continue for three years for the president and chief executive officer and for two years for the other NEOs. Each agreement provides that, in the event any benefit received by a Named Executive in connection with a change in control or in connection with the termination of the Named Executive’s employment (whether pursuant to the agreement or any other plan, arrangement or agreement) (collectively, the “Total Benefits”) would be subject to the excise tax imposed under Section 4999 of the Code (the golden parachute excise tax), then the Total Benefits will be reduced to the extent necessary so that no portion of the Total Benefits is subject to such excise tax. The Compensation Committee believes that the agreement provides reasonable protection to the individual members on the senior management team and thereby aligns senior management’s interest with S&T’s shareholders.

OTHER COMPENSATION-RELATED PROVISIONS

Stock Ownership Guidelines

The Compensation Committee continues to believe that stock ownership in S&T is important to align shareholder and management interests. On December 17, 2007, the Compensation Committee adopted stock ownership guidelines for certain executives, including the NEOs, beginning on January 1, 2008. Under the guidelines, the CEO, senior executive vice presidents, executive vice presidents and senior vice presidents should own Common Stock having a market value equal to the following multiple of the individual’s base salary:

Role	Fair Market Value of Common Stock
President and Chief Executive Officer	3 times base salary
SEVPs and EVPs	2 times base salary
SVPs	1 times base salary

Currently, the NEOs do not meet the ownership guidelines, due to the adverse market environment for financial institution stocks, which has also affected the price of S&T’s Common Stock. The guidelines do not establish a deadline for compliance with the stock ownership requirements; however, the Compensation Committee established additional guidelines that limit senior management to selling only 25% of the vested restricted shares of common stock for current tax liabilities, until the officer achieves the stock ownership guidelines.

Claw-Back Feature

In accordance with best practices, the Compensation Committee adopted a claw-back feature in 2010. All payments are subject to claw-back provisions that can result in the awards being canceled or prior payments recouped. These claw-back provisions allow S&T to “claw back” any bonus, retention award or incentive compensation paid (or under a legally binding obligation to be paid) to an NEO or any of our next 20 most highly-compensated employees if the payment was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

Risk Mitigation in Plan Design

The Compensation Committee considers, in establishing and reviewing the executive compensation program, whether the program encourages any unnecessary or excessive risk taking and concludes:

•	S&T’s compensation plans do not encourage executives to take unnecessary and excessive risks that could threaten the value of S&T;

•	The compensation plans are structured so that their potential for generating unacceptable risk that could materially affect the value of S&T is limited; and

•	The compensation plans are not structured to create substantial opportunities to benefit due to material manipulation of financial results.

In addition, at least annually, the Compensation Committee discussed, evaluated, and reviewed with S&T’s CRO the compensation arrangements to ensure that: (i) the compensation plans for senior management (senior vice presidents or higher) do not encourage the members of senior management to take unnecessary and excessive risks that threaten the value of the S&T, (ii) the employee compensation plans do not pose unnecessary risks to S&T, and (iii) the employee compensation plans do not encourage the manipulation of reported earnings to enhance the compensation of any of S&T’s employees.

Employment Agreements

S&T does not provide employment agreements for any of the NEOs. S&T believes in a policy of “at will” employment arrangements.

EFFECT OF TAXATION ON COMPENSATION PROGRAMS (TAX CONSIDERATIONS)

Code Sections 162(m) and 409A

The Compensation Committee believes that it has structured the compensation program to comply with Code Sections 162(m) and 409A. Section 162(m) of the Code generally denies a deduction to any publicly held corporation for compensation paid to its chief executive officer and its three other highest paid executive officers (other than the chief financial officer) to the extent that any such individual’s compensation exceeds $1 million.

“Qualified Performance-based compensation” (as defined for purposes of Section 162(m)) is not taken into account for purposes of calculating the $1 million compensation limit, provided certain disclosure, shareholder approval and other requirements are met. The Compensation Committee is monitoring the effects of S&T’s compensation programs with regard to Section 162(m). To date, S&T has not suffered a loss of compensation deduction as a result of the $1 million limitation, and the Compensation Committee intends to take actions to minimize S&T’s exposure to nondeductible compensation expense under Section 162(m) of the Code. While keeping this goal in mind, however, the Compensation Committee reserves the right to maintain flexibility with respect to S&T’s executive compensation programs, including the awarding of compensation that may not be deductible when it believes that such payments are appropriate and in the best interests of the shareholders.

Section 409A is a relatively recent provision of the Code. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Code, and such benefits do not comply with Section 409A of the Code, the executive would be subject to adverse tax treatment, including accelerated income recognition (in the first year that benefits are no longer subject to a substantial risk of forfeiture) and a 20% penalty tax pursuant to Section 409A of the Code. Compensation and benefit arrangements were required to be amended to comply with Section 409A of the Code as of January 1, 2009. S&T adopted Section 409A compliance amendments prior to January 1, 2009 (as required) and will continue to monitor its existing and future plans and arrangements for continued compliance with Section 409A of the Code.

Gross-ups and IRC Section 280G

The Company does not provide any tax gross-ups to any NEOs or any other employee that may have the right to a payment upon a change in control.

COMPENSATION AND BENEFITS COMMITTEE REPORT

We, the Compensation and Benefits Committee (the “Compensation Committee”) of the Board of Directors of S&T Bancorp, Inc. (“S&T”), have reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with S&T’s management, and, based on such review and discussion, have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and S&T’s Annual Report on Form 10-K for the year ended December 31, 2012.

Review of Risk Associated With Compensation Plans

In accordance with S&T corporate policy, the Compensation Committee reviewed the incentive compensation arrangements for senior management (senior vice president and higher) with S&T’s Chief Risk Officer and personnel acting in a similar capacity, to ensure that these incentive compensation arrangements do not encourage members of senior management to take unnecessary and excessive risks that threaten the value of the institution. The Compensation Committee meets annually with the Chief Executive Officer, Chief Risk Officer and the Director of Human Resources to, among other things:

(1)	Discuss the long-term and short-term risks that the bank faces that could threaten the value of S&T;

(2)	Identify the features of the S&T’s incentive compensation arrangements that could lead members of senior management to take such risks or focus on short-term results and how to limit those features; and

(3)	Review the employee compensation plans and eliminate features in those plans that could encourage manipulation of reported earnings.

The Compensation Committee reviewed the following senior management compensation plans and employee compensation plans: the 2012 Management Incentive Plan (“2012 MIP”); the 2012 Long-Term Incentive Plan (“2012 LTIP”); the 2012 Employee Incentive Plan (“2012 EIP”); the Commercial Lender Incentive Plan, an incentive for commercial lending employees based on loan fee income and new deposits generated; and 28 other employee incentive compensation plans that were determined by the Compensation Committee to be low risk.

On March 19, 2012, the Compensation Committee approved the 2012 MIP, the 2012 LTIP and the 2012 EIP. The purpose of the 2012 MIP was to provide senior management with an annual incentive opportunity designed to: (i) create focus on specific planned performance goals, (ii) deliver a portion of a competitive pay package in a form that was not fixed but varies in relation to the performance of S&T and (iii) serve as a vehicle for recruitment and retention. The 2012 MIP provided for an annual incentive based on individual performance and S&T’s financial performance relative to goal for EPS and to peers for Return on Average Assets and Efficiency Ratio. The target annual incentive payout was 20% of base salary and maximum annual incentive payout was 25% of base salary. Sixty percent of each participant’s award was earned based on corporate results, and 40% was based on performance relative to individual/unit goals.

For 2012, the Compensation Committee determined that while S&T met the “Shareholder Protection Feature” (that is, exceeded the “well-capitalized” capital ratio requirement) and achieved the “Minimum Gateway Requirement” (at least 5% ROAE), S&T did not achieve threshold goals for any of the financial performance targets – EPS, Return on Average Assets, and Efficiency Ratio. The Compensation Committee determined that no payments would be made under the 2012 MIP for financial performance for the 2012 fiscal year. The Compensation Committee did review NEOs’ performance relative to individual objectives and did approve payments for achievement of individual objectives.

The 2012 LTIP provides senior management with a long-term incentive opportunity designed to: (i) create focus on specific long-term goals aligned with shareholder interests, (ii) deliver a portion of a competitive pay package in a form that is not fixed but varies in relation to the long-term performance of S&T and (iii) serve as a vehicle for recruitment and retention. The target incentive payout is 20% of base salary and the maximum incentive payout is 25% of base salary. The incentive is in the form of long-term restricted stock by dividing the target incentive by a grant date share value. One half of the shares will be earned based on remaining with S&T for two to three years (time-based restricted share awards). The other half will be earned based on S&T’s ROAE performance over a three-year period compared to the Peer Banks (performance-based restricted share awards). The number of performance-based restricted share awards earned may rise to 150% of the target number of shares or shrink to zero shares based on performance. Payments to the NEOs will be made in the form of long-term restricted stock subject to vesting requirements and transferability restrictions. Payments are also subject to claw-back provisions, whereby a payment may be recovered by S&T if it was based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric. The LTIP contains the same Shareholder Protection Feature and Minimum Gateway Requirement as the 2012 MIP as described above. The Compensation Committee believes that these features, coupled with the long-term restricted stock and claw-back requirements, provides for substantial protection against excessive or unnecessary risk-taking by any plan participant.

The 2012 EIP provided a cash incentive opportunity to all employees under the level of senior vice president, based on the achievement of a predetermined EPS goal that the Compensation Committee approved. The employees earn a percentage of their base salaries. The threshold EPS goal was not achieved for 2012 and therefore no bonus was paid to employees.

In February 2012, the Compensation Committee engaged Buck Consultants, LLC (“Buck”) to assist in the drafting and review of the compensation information in the 2012 proxy statement. In addition, the Compensation Committee engaged Buck to assist in the evaluation and refinement of market team incentives program for geographic market leaders and other employees.

After a careful evaluation of all employee incentive plans, the Committee concluded:

•	S&T’s incentive compensation plans do not encourage members of senior management to take unnecessary and excessive risks that could threaten the value of S&T;

•	The incentive compensation plans are structured so that their potential for generating unacceptable risk that could materially affect the value of S&T is limited; and

•	The incentive compensation plans are not structured to create substantial opportunities to benefit due to material manipulation of financial results.

Compensation and Benefits Committee:

Jeffrey Grube (Chairman)

John Delaney

Michael Donnelly

Joseph Kirk

Charles Spadafora

EXECUTIVE COMPENSATION

The following table provides information concerning remuneration of the NEOs during 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value ($)(5)	All Other Compensation ($)(6)	Total ($)
Todd D. Brice	2012	525,000	0	104,997	0	19,060	481,200	56,839	1,187,096
President and Chief Executive	2011	475,000	0	95,030	0	66,640	400,900	48,069	1,085,639
Officer	2010	425,000	0	0	0	127,500	216,400	40,479	809,379

Mark Kochvar	2012	278,000	0	55,592	0	5,053	197,500	21,009	557,154
Sr. Executive Vice President	2011	262,000	0	52,403	0	32,903	165,900	19,478	532,684
and Chief Financial Officer	2010	236,539	0	49,993	0	55,073	85,500	16,433	443,538

Edward C. Hauck	2012	365,000	0	72,991	0	18,693	499,100	31,811	987,595
Sr. Executive Vice President	2011	325,000	0	65,025	0	48,157	448,900	26,108	913,190
and Chief Operating Officer	2010	311,538	0	0	0	75,646	253,200	23,923	664,307

David G. Antolik	2012	302,000	0	60,394	0	12,947	208,400	28,696	612,437
Sr. Executive Vice President	2011	285,000	0	56,993	0	37,551	176,600	25,337	581,481
and Chief Lending Officer	2010	276,538	0	0	0	67,159	91,200	23,308	458,205

David P. Ruddock	2012	265,000	0	53,001	0	11,266	226,600	27,861	583,728
Sr. Executive Vice President	2011	250,000	0	50,023	0	35,813	202,000	25,304	563,140
Chief Administrative Officer	2010	224,616	0	0	0	43,585	98,400	21,632	388,233
for Market Sales, Bank Operations and Corporate Technology

(1)	No management incentive bonuses were earned during fiscal years 2010, 2011 or 2012. The 2010 MIP replaced this management incentive plan that S&T suspended for 2009 in response to the challenging economic environment. The 2011 MIP replaced the 2010 MIP as an annual incentive award. The 2012 MIP replaced the 2011 MIP. See “Annual Incentive Awards” in the “Compensation Discussion and Analysis” on page 25.
(2)	On March 19, 2012, the Compensation Committee granted long-term restricted stock at a grant price of $22.335, the average of the high and low price of the Common Stock on the grant date, to the NEOs. The grants were in accordance with the 2012 LTIP, pursuant to its authority under the 2003 Plan. On March 21, 2011, the Compensation Committee granted long-term restricted stock at a grant price of $21.25, the average of the high and low price of the Common Stock on the grant date, to the NEOs. The grants were in accordance with the 2011 LTIP, pursuant to its authority under the 2003 Plan, and are subject to transferability restrictions as required by TARP. See “Long-Term Incentive Plan” in the “Compensation Discussion and Analysis” on page 27. No awards were granted during 2010, except for the grant to Mr. Kochvar of 2,807 restricted shares upon his promotion to Senior Executive Vice President and Chief Financial Officer. The amounts are based upon the average of the high and low prices for the stock on the date of the grant.
(3)	There were no option awards in 2010, 2011 and 2012.
(4)	This column includes the incentive payments resulting from the MIPs for 2010, 2011 and 2012, which the Compensation Committee approved on March 15, 2011, March 19, 2012, and March 15, 2013, respectively, for performance during the previous completed fiscal year. Due to TARP restrictions, the payments for the MIPs in 2010 and 2011 were paid in long-term restricted shares, instead of cash, and are subject to a two-year vesting schedule and certain transferability restrictions. The recipients received the number of shares equal to the value of the cash awards, based upon the average of the high and low prices of the Common Stock over the preceding 30 trading days, including the date of the grant. The 2012 MIP was paid in cash. See “Annual Incentive Awards” in the “Compensation Discussion and Analysis” on page 25.

(5)	This column shows the aggregate year-to-year change in the actuarial present value of the NEO’s accrued pension benefit under all qualified and non-qualified defined benefit plans based on the assumptions used for ASC 715 “Compensation – Retirement Benefits” accounting purposes at each measurement date. As such, the change reflects changes in value due to an increase or decrease in the ASC 715 discount rate as well as changes due to the accrual of plan benefits.
(6)	The compensation represented by the amounts for 2010, 2011 and 2012 as set forth in the All Other Compensation column for the NEOs is detailed in the following table.

Name	Year	Company Contributions to Qualified Defined Contribution Plan(a)	Company Contributions to Nonqualified Defined Contribution Plan(b)	Company Car or Car Allowance(c)	Country Club Dues(d)	Company Paid Life Insurance Premiums(e)	Restricted Stock Dividends(f)	All Other Compensation
Todd D. Brice	2012	$8,500	$9,899	$15,054	$11,430	$2,348	$9,608	$56,839
	2011	8,420	8,335	14,138	10,608	1,531	5,037	48,069
	2010	8,250	6,625	13,263	10,156	1,531	654	40,479

Mark Kochvar	2012	7,875	0	6,000	0	2,165	4,969	21,009
	2011	7,966	0	6,000	0	2,025	3,487	19,478
	2010	7,457	0	6,000	0	1,822	1,154	16,433

Edward C. Hauck	2012	8,750	2,784	7,200	0	6,737	6,340	31,811
	2011	9,558	1,710	7,200	0	4,389	3,251	26,108
	2010	9,625	2,207	7,200	0	4,389	502	23,923

David G. Antolik	2012	5,950	4,620	11,182	0	1,531	5,413	28,696
	2011	6,788	3,355	10,885	0	1,448	2,861	25,337
	2010	8,575	1,118	10,938	1,308	936	433	23,308

David P. Ruddock	2012	8,750	0	11,130	1,531	2,058	4,392	27,861
	2011	8,781	0	11,011	1,404	1,924	2,184	25,304
	2010	7,904	0	10,940	1,308	1,124	356	21,632

(a)	Contributions by S&T Bank to the Thrift Plan, which is a qualified defined contribution plan. S&T Bank made matching contributions equal to 100% of the first 1% of the employee’s eligible compensation and 50% of the next 5% of the employee’s eligible compensation, up to 3.5% of the employee’s eligible compensation. The employee’s eligible compensation was $245,000 in 2010 and 2011 and was $250,000 in 2012.
(b)	Contributions by S&T Bank to the Nonqualified Plan that was established in order that certain management employees, including the NEOs, not lose benefits that would normally have accrued in qualified plans except for federal tax laws setting annual compensation limits for qualified plans and additional limitations related to highly-compensated employees.
(c)	This column represents the aggregate incremental cost to S&T for providing a car to the NEO. The cost includes the expense of depreciation, insurance, registration fees, maintenance and fuel. Messrs. Kochvar and Hauck received car allowances, in lieu of company cars.
(d)	Membership dues paid to country clubs and social clubs. Expenses of a personal nature or related to a spouse are not paid by S&T.
(e)	This column includes the excess premiums reported as taxable compensation on the NEO’s W-2 for life insurance at three times salary. This insurance benefit is provided to all full time employees on a nondiscriminatory basis.
(f)	Dividends on unvested restricted Common Stock, which are reported as taxable compensation on the NEO’s W-2.

Grants of Plan-Based Awards for Fiscal Year 2012

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Todd D. Brice	3/15/2013	36,070	82,060	97,810
	3/19/2012				4,701	$104,997
Mark Kochvar	3/15/2013	14,060	38,413	46,753
	3/19/2012				2,489	$55,592
Edward Hauck	3/15/2013	30,519	62,493	73,443
	3/19/2012				3,268	$72,991
David Antolik	3/15/2013	22,732	49,187	58,247
	3/19/2012				2,704	$60,394
David Ruddock	3/15/2013	19,852	43,066	51,016
	3/19/2012				2,373	$53,001

(1)	These columns present the range of estimated payouts under the 2012 MIP. The payments assume that the NEOs earned the individual component according to their actual individual goal achievement in 2012, with the corporate component being performance measure affecting the range of estimated payouts. The actual awards were paid on March 15, 2013 and are in the Summary Compensation Table for Fiscal Year 2012 in the Non-Equity Incentive Plan Compensation column. The actual awards were below Threshold, due to the awards being comprised of the individual component only. The award included no corporate component, since the corporate component performance measures were not met. For a more detailed description of the 2012 MIP, see “Annual Incentive Awards” in the “Compensation Discussion and Analysis” on page 25.
(2)	On March 19, 2012, the Compensation Committee granted long-term restricted stock at a grant price of $22.335, the average of the high and low price of S&T Common Stock on the grant date, to the NEOs, and are in the Summary Compensation Table for Fiscal Year 2012 in the Stock Awards column. The grants were in accordance with the 2012 LTIP, pursuant to the Compensation Committee’s authority under the 2003 Plan. One half of the shares will be earned based on remaining with S&T for three years; the other half will be earned based on S&T’s ROAE performance over a three year period, 2012 through 2014. For a more detailed description of the 2012 LTIP, see “Long-Term Incentive Plan” in the “Compensation Discussion and Analysis” on page 27.

Outstanding Equity Awards at 2012 Fiscal Year

The following table sets forth information regarding the number of unexercised stock options and the number and value of unvested shares of restricted stock outstanding on December 31, 2012 for our NEOs. The market value of the stock awards is based on the closing price of S&T Common Stock as reported on The NASDAQ Stock Market on December 31, 2012 which was $18.07.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Todd D. Brice
Granted 12/15/2003	10,000	0	29.97	12/15/2013
Granted 12/20/2004	12,500	0	37.08	12/20/2014
Granted 12/19/2005	12,500	0	37.86	12/19/2015
Granted 12/15/2008					76	1,373
Granted 03/15/2011					5,701	103,017
Granted 03/21/2011					4,472	80,809
Granted 03/19/2012					7,685	138,867

Mark Kochvar
Granted 12/15/2003	6,500	0	29.97	12/15/2013
Granted 12/20/2004	6,500	0	37.08	12/20/2014
Granted 12/19/2005	6,500	0	37.86	12/19/2015
Granted 12/15/2008					32	578
Granted 03/15/2011					2,462	44,488
Granted 03/21/2011					2,466	44,561
Granted 03/19/2012					3,962	71,593

Edward C. Hauck
Granted 12/15/2003	5,000	0	29.97	12/15/2013
Granted 12/20/2004	11,000	0	37.08	12/20/2014
Granted 12/19/2005	11,000	0	37.86	12/19/2015
Granted 12/15/2008					56	1,010
Granted 03/15/2011					3,382	61,113
Granted 03/21/2011					3,060	55,294
Granted 03/19/2012					5,424	98,011

David G. Antolik
Granted 12/15/2003	3,250	0	29.97	12/15/2013
Granted 12/20/2004	10,000	0	37.08	12/20/2014
Granted 12/19/2005	10,000	0	37.86	12/19/2015
Granted 12/15/2008					48	867
Granted 03/15/2011					3,003	54,264
Granted 03/21/2011					2,682	48,464
Granted 03/19/2012					4,385	79,237

David P. Ruddock
Granted 12/15/2003	10,000	0	29.97	12/15/2013
Granted 12/20/2004	10,000	0	37.08	12/20/2014
Granted 12/19/2005	10,000	0	37.86	12/19/2015
Granted 12/15/2008					35	632
Granted 03/15/2011					1,949	35,218
Granted 03/21/2011					2,354	42,537
Granted 03/19/2012					3,976	71,847

(1)	The S&T Board awarded the restricted shares of Common Stock, as follows: on December 15, 2008 with 25% vesting each year, beginning on January 1, 2010; on March 15, 2011 with 100% vesting on the second anniversary date of the grant; on March 21, 2011 with 50% vesting on the third anniversary, based on achievement of corporate performance goals, and 25% vesting on the second and third anniversaries, respectively; on March 19, 2012 with 50% vesting on the third anniversary, based on achievement of corporate performance goals, and 25% vesting on the second and third anniversaries, respectively, pursuant to the 2012 LTIP. On March 19, 2012, there was an additional grant that vested 100% on the second anniversary of the grant, pursuant to the 2011 MIP. The grants on March 15, 2011 and March 21, 2011 were pursuant to the 2010 MIP and 2011 LTIP, respectively.
(2)	Calculated based on $18.07, which was the closing price of S&T’s Common Stock on December 31, 2012.

Option Exercises and Stock Vested in Fiscal Year 2012

The following table sets forth information regarding the number and value of stock options exercised and restricted stock vested during 2012 for our Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Todd D. Brice	0	$0	689	$13,525
Mark Kochvar	0	0	3,137	37,049
Edward C. Hauck	0	0	530	10,404
David G. Antolik	0	0	457	8,971
David P. Ruddock	0	0	378	7,420

(1)	S&T Bancorp Restricted Stock Grant of 2007 vested 25% on January 1, 2012, and was fully vested on that date. The Restricted Stock Grant of 2008 vested 25% on January 1, 2012 and will be fully vested as of January 1, 2013. The value realized on vesting is based on the average of the high and low price of S&T Bancorp, Inc. stock on the close of the market on the date of the vesting.

Pension Benefits

Name	Plan Name	Number of years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Todd D. Brice	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	28 28	$853,400 849,200	—
Mark Kochvar	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	21 21	$645,200 25,700	—
Edward C. Hauck	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	38 38	$1,717,300 724,900	—
David G. Antolik	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	23 23	$585,100 138,300	—
David P. Ruddock	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	28 28	$845,200 26,100	—

The present values shown above are based on benefits earned as of December 31, 2012 under the terms of the Employees’ Retirement Plan of S&T Bank (the “Retirement Plan”) and the S&T Bancorp, Inc. Supplemental Savings and Make-up Plan (the “Nonqualified Plan”) as summarized below. Present values are determined in accordance with the assumptions used for purposes of measuring S&T Bank’s pension obligations under ASC 715 as of December 31, 2012, including a discount rate of 4.00%, with the exception that benefit payments are assumed to commence at age 62, the earliest age at which unreduced benefits are payable. Mr. Hauck was eligible to retire as of December 31, 2012 and receive 90.83% of his benefits based on the reduction for early retirement described below.

Employees’ Retirement Plan of S&T Bank

The Employees’ Retirement Plan of S&T Bank (“Plan”) is a defined benefit pension plan that covers substantially all employees hired prior to 2008. The Plan provides benefits that are based on years of service and compensation. Benefits payable under the Plan at normal retirement, age 65, are determined under the following formula.

1.0% of Average Final Compensation up to Covered Compensation, times Benefit Service

Plus

1.5% of Average Final Compensation in excess of Covered Compensation, times Benefit Service

For purposes of determining the normal retirement benefit, the terms used above have the following meanings:

•

Average Final Compensation is the average compensation received during the highest 5 consecutive years out of the last 10 years prior to retirement or termination of employment. Compensation generally means total cash remuneration determined before reductions for employee contributions for 401(k) or other pre-tax benefits, but does not include amounts deferred under the S&T Bancorp, Inc. Supplemental Savings and Make-up Plan. Compensation is limited each year as required by Federal law (limit was $250,000 for 2012).

•

Covered Compensation is the average of the Social Security taxable wage bases in effect for each year in the 35-year period ending with the calendar year in which a participant retires or terminates employment.

•	Benefit Service generally means an employee’s period of employment with S&T Bank after attainment of age 21.

Participants’ benefits under the Plan are 100% vested after completion of five years of service. Participants who terminate employment prior to age 55 with a vested benefit are entitled to receive their full accrued benefit at normal retirement, age 65, or upon election, can receive actuarially reduced benefits as early as age 55. Participants who terminate employment after age 55 with at least 10 years of service are eligible to receive early retirement benefits under the Plan. For participants who met certain age and service requirements as of December 31, 2007, early retirement benefits are reduced 5/12 of 1% for each month by which the date benefit payments commence precedes age 62. For participants who did not meet these requirements, early retirement benefits are reduced 5/12 of 1% for each month by which the date benefit payments commence precedes age 65.

Accrued benefits under the Plan are payable in the form of a ten-year certain and life annuity that provides equal monthly payments for the participant’s life with a minimum of 120 monthly payments guaranteed. Married participants must receive their benefit in the form of a 50% joint and survivor annuity with 120 monthly payments guaranteed unless their spouse consents to a different form of a payment. A 50% joint and survivor annuity provides a reduced monthly payment for the participant’s life with 50% of the payment continuing for the spouse’s life following the participant’s death. Various optional annuity forms of payment are available under the Plan. For participants who terminate employment after January 1, 2012, a single lump sum payment is also available. All forms of payment are actuarially equivalent in value.

S&T Bancorp, Inc. Supplemental Savings and Make-up Plan

As noted above under the definition of Average Final Compensation for the Employees’ Retirement Plan of S&T Bank, compensation deferred under the S&T Bancorp, Inc. Supplemental Savings and Make-up Plan (the “Nonqualified Plan”) is not included as eligible compensation and includable compensation is limited as a result of maximums imposed by law. The Nonqualified Plan restores benefits that are not payable by the Retirement Plan as a result of the executive’s election to defer compensation or as a result of the compensation limit. The provisions described above for the Retirement Plan apply to this plan as well, with the exception that upon termination or retirement participants automatically receive their benefit in the form of an actuarially equivalent lump sum, which is credited to their account under this plan and paid out in accordance with their distribution election.

Nonqualified Deferred Compensation

The following table provides information with respect to the Nonqualified Plan and the Named Executive Officers. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Todd D. Brice	19,798	9,899	24,714	0	217,656
Mark Kochvar	0	0	17,823	0	139,831
Edward C. Hauck	6,363	2,784	13,056	0	110,494
David G. Antolik	7,920	4,620	11,789	0	103,300
David P. Ruddock	0	0	0	0	0

(1)	The amounts in this column have been included in the “All Other Compensation” column of the Summary Compensation Table.

The Nonqualified Plan offers certain management employees, including the Named Executive Officers, the opportunity to continue to defer income on a tax deferred basis that exceeds annual contribution or compensation limits for qualified plans. In addition, the Nonqualified Plan can be used by highly-compensated employees who are limited to the salary deferral limit to the Thrift Plan. The employee may elect to defer a percentage of compensation from each payroll under the Supplemental Savings provision. The employee may also elect to contribute at the same deferral rate as for the Thrift Plan after reaching a contribution or compensation limit under the Make-up provision.

S&T Bank makes employer matching and year end profit sharing contributions to the Nonqualified Plan that cannot be made to the qualified plans due to the aforementioned limits. The match is 3.5% of the deferral amount, except the match on deferrals under the Make-up provision, which are matched 100% of the first 1% of the employee’s eligible compensation and 50% of the next 5% of the employee’s eligible compensation, up to 3.5% of the employee’s eligible compensation. The year end profit sharing bonus is at the same percentage as for the Thrift Plan and applies to eligible compensation that exceeds the compensation limit for qualified plans.

The participants may elect the allocation percentages for employee deferrals and employer contributions into two large capitalization mutual funds and a money market mutual fund in a Rabbi Trust. The Thrift Plan Committee at S&T Bank determines the investment vehicles in the Rabbi Trust, which currently are Vanguard 500 Index Fund, Selected American Shares D and Federated Prime Obligations Fund.

As described earlier, distributions from the Nonqualified Plan are in accordance with the participant’s distribution election. The Nonqualified Plan is subject to the provisions of Section 409A of the Code.

Termination of Employment and Change-in-Control Arrangements

As described above, our NEOs do not have employment agreements. The NEOs would receive payments from S&T in connection with a termination from employment pursuant to their change-in-control agreements. The amount of the payment would vary, depending upon whether the termination was due to resignation, retirement, severance, good cause or change in control of S&T. In the event of death, the NEO’s beneficiary, heirs or estate would be entitled to certain payments.

Resignation. There are no employment agreements between S&T and any of the NEOs; therefore, in the event of resignation, the NEO would receive salary payments and participate in S&T’s benefit plans through the date of separation from employment. There would be no additional payments. The NEO would forfeit any unexercised nonstatutory stock options under the under the 2003 Plan if not exercised within one month of separation from service.

Retirement. Upon retirement, the NEOs would receive pension benefits as described above in “The Retirement Plan” and the “The Nonqualified Plan.” Married participants must receive their benefit in the form of a 50% joint and survivor annuity with 120 monthly payments guaranteed unless their spouse consents to a different form of a payment. Various optional annuity forms of payment are available under the Retirement Plan. For participants who terminate employment after January 1, 2012, a single lump sum payment is also available. All forms of payment are actuarially equivalent in value.

	The Retirement Plan		The Nonqualified Plan, Lump Sum Benefit as of 1/1/2013(3)
	Date Payable(1)	Annual Benefit(2)
Todd D. Brice	age 65	$88,800	$268,400
Mark Kochvar	age 65	$60,700	$9,000
Edward C. Hauck	1/1/2013	$110,000	$508,900
David G. Antolik	age 65	$71,500	$37,200
David P. Ruddock	age 65	$80,800	$8,700

(1)	Mr. Hauck was eligible to retire and receive 90.83% of his benefit payable on January 1, 2013 as described in “The Retirement Plan” above. Messrs. Brice, Kochvar, Antolik, and Ruddock were not eligible for early retirement as of December 31, 2012, and are presented at what their respective benefit would be upon retirement at age 65 if they had terminated employment on December 31, 2012.
(2)	The NEOs are married participants and must receive their benefit in the form of a 50% joint and survivor annuity with 120 monthly payments guaranteed unless their spouse consents to a different form of a payment. The annual benefits shown in this column are payable for the participant’s life with a minimum of 120 monthly payments guaranteed. After 120 monthly payments have been made, 50% of the amount shown continues for the spouse’s life following the participant’s death. If the NEO became deceased prior to retiring, the NEO’s surviving spouse would receive the amount shown for ten years commencing as of the date shown, reducing to 50% of the amount shown after ten years and continuing for the remainder of her lifetime.
(3)	The NEO receives a lump sum payment upon retirement or termination as described above in “The Nonqualified Plan.” The lump sum payment is determined as the present value of a ten-year certain and life annuity based on an interest rate of 8.0% and a mortality table specified by the terms of the plan, and is deposited into the NEO’s Nonqualified Plan deferred compensation account. Currently, the NEOs have elected to receive a lump sum distribution at age 70, but may change their elections to an earlier date, for the amount of their payments accrued prior to January 1, 2005. The NEOs individually elected a time and form of payment for payments accrued after December 31, 2004, as allowed by the Nonqualified Plan and permitted by Section 409A.

The NEO continues to hold any unexercised nonstatutory stock options granted under the 2003 Plan until the normal expiration date of the option. Unvested options continue to vest according to the original vesting schedule for the grant.

Severance, constructive termination and change in control. As described in the CD&A, during 2012, S&T had change in control agreements in effect with each of the NEOs. The agreement for Mr. Brice provided that if he was terminated: (i) without cause within six months preceding a change in control; (ii) within three years following the occurrence of certain “changes in control” of S&T or of S&T Bank that were not pre-approved by the S&T Board; or (iii) if he voluntarily terminated his employment with S&T under certain specified circumstances following a change in control (for “good reason”), Mr. Brice would be entitled to receive a lump sum cash payment based on 300 percent of his salary immediately preceding the change in control and to receive certain continuing S&T employee benefits for three years. Each agreement for the other NEOs provide that if the executive was terminated: (i) without cause within six months preceding a change in control; (ii) within two years following the occurrence of certain “changes in control” of S&T or of S&T Bank that were not pre-approved by the S&T Board; or (iii) if the executive voluntarily terminated his employment with S&T under certain specified circumstances following a change in control (for “good reason”), the NEO would be entitled to receive a lump sum cash payment based on 200 percent of his salary immediately preceding the change in control and to receive certain continuing S&T employee benefits for two years. The definition of “change in control,” as used in the change in control agreements, is fully described on page 33 of this Proxy Statement under the section “Change in Control.” In addition, unvested nonstatutory stock options would immediately vest and become exercisable, under the 2003 Plan.

The following table provides the payments that each NEO would have received in connection with severance, constructive termination or upon a change in control of S&T at December 31, 2012:

Name	Multiple of Salary	Lump Sum Payment	Value of Vesting Nonstatutory Stock Options(1)	Value of Welfare Benefits(2)	Total Value of Payments
Todd D. Brice	3X	$1,575,000	$0	$53,670	$1,628,670
Mark Kochvar	2X	556,000	0	23,448	579,448
Edward C. Hauck	2X	730,000	0	27,788	757,788
David G. Antolik	2X	604,000	0	14,430	618,430
David Ruddock	2X	530,000	0	35,368	565,368

(1)	The unvested nonstatutory options were not in the money as of December 31, 2012; therefore, the NEO would have realized no value resulting from the vesting.
(2)	The value of welfare benefits is comprised of health benefits at the COBRA premium rate and of life insurance, accidental death and disability insurance and long-term disability insurance at the current premiums paid by S&T. The amount represents the aggregate value of the welfare benefits received for two or three years, as applicable and in accordance with the terms of the executive’s change in control/severance agreement.

Death. Upon the death of an NEO, except for what is described above for termination due to retirement, there are no payments above the life and accidental death and dismemberment insurance proceeds through the S&T Bank Welfare Benefit Plan. The heirs or estate of the NEO will receive any unexercised nonstatutory stock options for the remaining term of the option. Unvested options continue to vest according to the original vesting schedule for the grant.

RELATED PERSON TRANSACTIONS

Transactions with Related Parties

S&T Bank has made, and expects to make in the future, extensions of credit in the ordinary course of business to certain directors and officers. These loans are made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the same time for comparable loans with persons not related to the lender. Such loans do not involve more than normal risk of collectability or present unfavorable features.

On January 31, 1992, S&T Bank entered into a limited partnership arrangement with RCL Partners, Inc. for the construction of 30 apartments in Indiana, Pennsylvania targeted for senior citizens. The total investment by S&T Bank in 1992 was $1,761,766 and entitled S&T Bank to certain tax credits, tax depreciation benefits and a share of cash flows under the Code Section 42 program. Messrs. Delaney (and affiliated parties) and Gatti (and affiliated parties), members of the S&T Board, each hold a one-third interest in RCL Partners, Inc.

During 2012, S&T Bank made payments of $169,504 to Ms. Toretti (and affiliated parties), a member of the S&T Board, for the lease of operations, branch and administrative facilities and parking spaces. On October 1, 1986, S&T Bank entered into an agreement to lease, from Ms. Toretti and Michael Toretti as trustees under an irrevocable trust, a building and land used as S&T Bank’s North Fourth Street branch and operations center. The terms of the agreement provide for payment of $10,000 per month for the first five years and options to renew for four five-year terms with rent for each option term to be the rent from the previous term, plus 5%. On October 1, 2006, S&T Bank exercised its fourth renewal option at $12,155 per month. Additionally, in September 2006, S&T Bank exercised an extension agreement beginning October 1, 2011 at $12,763 per month providing for four five-year terms at the same terms and conditions of the original lease. On December 29, 2010, S&T entered into a sublet agreement for parking spaces with Palladio, LLC, a related entity of Ms. Toretti, to lease 14 parking spaces for $9,818 from January 1, 2011 through September 15, 2011. On June 27, 2011, written consent was given by landlord to tenant to sublet the 14 spaces to S&T, effective September 16, 2012, for $14,280 per year, increasing $420 per year over the remaining five-year term. S&T prepaid $14,280 for parking spaces through September 15, 2013. S&T also paid $1,650 for snow removal for the leased parking spaces. Total payment for 2012 was $16,350.

During 2012, S&T Bank made payments of $153,755 to a company owned by Mr. Thomas A. Brice for the purchase of furniture and other furnishings for the headquarters, branch offices and operational centers. Mr. Thomas A. Brice’s son, Todd D. Brice, is a director and is employed by S&T and S&T Bank as president and chief executive officer. Todd Brice earned $525,000 in salary and bonuses in 2012 as disclosed in the Summary Compensation Table on page 39.

On May 4, 2001, S&T Insurance Group, LLC, and Attorneys Abstract Company, Inc. entered into an agreement to form S&T Settlement Services, LLC (“STSS”), with respective ownership interests of 55% and 45%. STSS is a title insurance agency serving commercial customers. S&T Bank owns a 100% interest in S&T Insurance Group, LLC; Mr. Papernick owns 66.67% of the stock of Attorneys Abstract Company, Inc., which received $71,044 in 2012 from its interest in STSS. In addition, Director Papernick has a son who has a material interest in the law firm Papernick & Gefsky, LLC, which provided legal services to S&T Bank and received payments of $25,910 during 2012. Director Gatti has a son who has material interest in TREK Development Group, which is typically the general partner or co-general partner, project developer, consultant and syndicator for Code Section 42 Low Income Housing projects in which S&T Bank invests as limited partner. Multiple projects received a total of $934,357 of developer fees in 2012.

See also “Compensation Committee Interlocks and Insider Participation” on page 13.

Review, Approval or Ratification of Transactions with Related Persons

S&T has a written policy for the review, approval or ratification of transactions with Related Persons and Related Parties (collectively, the “Related Parties”). On an annual basis, each director and executive officer must submit a Director and Executive Officers’ Questionnaire (the “Questionnaire”) for the purpose of assisting in the administration of this policy. The Questionnaire requests the identification of the Related Parties.

Any person nominated to stand for election as a director must submit a Questionnaire no later than the date of his or her nomination. Any person who is appointed as a director or an executive officer must submit a Questionnaire prior to such person’s appointment as a director or executive officer, except in the case of an executive officer where due to the circumstances it is not practicable to submit the Questionnaire in advance, in which case the Questionnaire must be submitted as soon as reasonably practicable following the appointment.

Directors and executive officers are expected to notify the CRO of any updates to the list of Related Parties. The CRO disseminates a Related Party master list as appropriate within S&T. The recipients of the master list utilize the information contained therein in connection with their respective business units, departments and areas of responsibility to effectuate this policy.

The S&T Board has determined that the Nominating Committee is best suited to review and approve Related Party Transactions.

At each calendar year’s first regularly scheduled Nominating Committee meeting, management recommends Related Party Transactions to be entered into by S&T for that calendar year, including the proposed aggregate value of such transactions if applicable. In addition, the Nominating Committee reviews any previously approved or ratified Related Party Transactions that remain ongoing. Based on all relevant facts and circumstances, taking into consideration S&T’s contractual obligations, the Nominating Committee determines if it is in the best interests of S&T and its shareholders to approve or disapprove such proposed transactions or to continue, modify or terminate ongoing Related Party Transactions.

At each subsequently scheduled meeting, management updates the Committee as to any material change regarding approved Related Party Transactions.

In the event management recommends any further Related Party Transactions subsequent to the first calendar year meeting, such transactions may be presented to the Committee for approval or preliminarily entered into by management subject to consultation with the Committee Chairperson, and ratification by the Committee at the next scheduled meeting; provided that if ratification shall not be forthcoming, management will make all reasonable efforts to cancel or annul such transaction.

The Nominating Committee has reviewed the types of Related Party Transactions described below and determined that each of the following Related Party Transactions will be deemed to be pre-approved by the Committee:

1.	Any compensation paid to executive officers provided S&T’s Compensation Committee approved or recommended that the S&T Board approve such compensation.

2.	Any compensation paid to a director if the compensation is required to be reported in S&T’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements.

3.	Any transaction where the Related Party’s interest arises solely from ownership of Common Stock and all shareholders received the same benefit on a pro rata basis (e.g., dividends).

4.	Any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

5.	Any transaction with a Related Party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees S&T’s financial reporting process on behalf of the S&T Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm (“Independent Auditor”), who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of S&T’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards or as are required by Statement on Auditing Standards No. 114 (“Communication with Audit Committees”). The Audit Committee reviewed and discussed the audited financial statements with management and the Independent Auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the Independent Auditor required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and has discussed with the Independent Auditor the auditor’s independence. The Audit Committee has considered the compatibility of non-audit services with the auditor’s independence.

The Audit Committee discussed with S&T’s internal auditors and Independent Auditor the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and Independent Auditor to discuss the results of their examinations, their evaluations of S&T’s internal controls and the overall quality of S&T’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the S&T Board, and the S&T Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

Submitted by the Audit Committee of the S&T Bancorp, Inc. Board of Directors:

Joseph Kirk (Chairperson); John Brenzia; Jeffrey Grube; Frank Jones; and Frank Palermo, Jr.

In accordance with and to the extent permitted by applicable law or regulation, the information contained in the Report of the Audit Committee and the Audit Committee Charter shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, and shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act.

SHAREHOLDER PROPOSALS

Any proposal that a shareholder of S&T intends to present at the 2014 S&T annual meeting of shareholders must be received in writing by the Secretary of S&T at S&T’s Administrative Office (its principal executive offices), 800 Philadelphia Street, Indiana, Pennsylvania, on or before November 25, 2013. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, the proposal will be considered for inclusion in S&T’s proxy statement and proxy form relating to such meeting.

Notice to S&T of a shareholder director nomination submitted otherwise than pursuant to Rule 14a-8 must be submitted in writing by the Secretary of S&T at S&T’s Administrative Office (its principal executive offices), 800 Philadelphia Street, Indiana, Pennsylvania, not earlier than the close of business on the 120th day, nor later than the close of business on the 60th day, immediately preceding the date of the Annual Meeting, and the persons named in the proxies solicited by S&T’s Board for its 2014 Annual Meeting of Shareholders may exercise discretionary voting power with respect to any such proposal as to which S&T does not receive a timely notice. Such proposals should be submitted by means that permit proof of the date of delivery, such as certified mail, return receipt requested.

OTHER MATTERS

Management knows of no other matters to be brought before the Annual Meeting. In accordance with the S&T By-laws, no persons other than the Company’s nominees may be nominated for director election or elected at the Annual Meeting. However, should any other matter requiring a vote of the shareholders properly come before the meeting, the persons named in the enclosed proxy will vote the shares represented by the proxies on such matter as determined by a majority of the S&T Board. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

By Order of the Board of Directors,

Ernest J. Draganza Secretary

WE HAVE MAILED TO EACH PERSON BEING SOLICITED BY THE PROXY STATEMENT A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2012 (AS FILED WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS THERETO). WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON BEING SOLICITED BY THE PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, ADDITIONAL COPIES OF OUR FORM 10-K. PLEASE DIRECT ALL SUCH REQUESTS TO: SECRETARY OF S&T, 800 PHILADELPHIA STREET, INDIANA, PENNSYLVANIA 15701. IN ADDITION, THE FORM 10-K AND EXHIBITS ARE AVAILABLE ON THE INTERNET AT WWW.STBANCORP.COM. THE FORM 10-K IS NOT PART OF THESE SOLICITATION MATERIALS.

April 8, 2013

ANNUAL MEETING OF SHAREHOLDERS OF

S&T BANCORP, INC.

May 20, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON May 20, 2013

S&T’s Proxy Statement for the 2013 Annual Meeting of Shareholders

and S&T’s Annual Report on Form 10-K in a combined document for the fiscal year ended December 31, 2012 are available at http://proxyvote.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

❑  Please detach along perforated line and mail in the envelope provided.  ❑

M44258-P22400

REVOCABLE PROXY

S&T BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

May 20, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints James B. George and Dr. Paul B. Johnston or either of them, or any successors, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of the common stock of S&T Bancorp, Inc. (“S&T”), par value $2.50 per share (“S&T Common Stock”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Meeting”), to be held at the S&T Training and Support Center, located at 355 North Fifth Street, Indiana, Pennsylvania, on May 20, 2013, at 10:00 a.m., Eastern Time, and at any and all adjournments thereof, as indicated on the reverse hereof.

Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of S&T at the Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from S&T prior to execution of this proxy of the Notice of Meeting and the Proxy Statement. The undersigned hereby revokes any and all proxies heretofore given with respect to the undersigned’s shares of S&T Common Stock.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)

S&T BANCORP, INC. 800 PHILADELPHIA ST INDIANA, PA 15701

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com.

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/STBA

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M44258-P22400	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

S&T BANCORP, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors – THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL”.			☐	☐	☐
1	ELECTION OF DIRECTORS TO SERVE TERMS EXPIRING IN 2014.
Nominees:
	01)	Todd D. Brice	08) David L. Krieger
	02)	John J. Delaney	09) James C. Miller
	03)	Michael J. Donnelly	10) Fred J. Morelli, Jr.
	04)	William J. Gatti	11) Frank J. Palermo, Jr
	05)	Jeffrey D. Grube	12) Charles A. Spadafora
	06)	Frank W. Jones	13) Christine J. Toretti
	07)	Joseph A. Kirk	14) Charles G. Urtin

	Vote on Proposals – THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 2 AND 3.					For	Against	Abstain

	2 TO RATIFY THE SELECTION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2013.					☐	☐	☐
	3 TO APPROVE THE NON-BINDING PROPOSAL ON THE COMPENSATION OF S&T’S EXECUTIVE OFFICERS.					☐	☐	☐

TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Only shareholders of record as of the close of business on March 22, 2013 are entitled to notice of and to vote at such meeting or any adjournment thereof

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, INCLUDING MATTERS RELATING TO THE CONDUCT OF THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]			Date	Signature (Joint Owners)		Date